UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Marathon Oil Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders and Proxy Statement

2010

Wednesday, April 28, 2010

10:00 a.m. Central Time

Conference Center Auditorium

Marathon Oil Tower

5555 San Felipe Road

Houston, Texas 77056

Please vote promptly either by:

▶ telephone,

▶ the Internet, or

▶ marking, signing and returning your proxy or voting instruction card.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056	Clarence P. Cazalot, Jr. President and Chief Executive Officer

March 8, 2010

Dear Marathon Stockholder,

On behalf of your Board of Directors and management, you are cordially invited to attend our 2010 annual meeting of stockholders to be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas, on Wednesday, April 28, 2010 at 10:00 a.m. Central Time.

We are pleased to continue taking advantage of the Securities and Exchange Commission rules allowing issuers to furnish proxy materials over the Internet. Please read the proxy statement for more information on this alternative, which allows us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting. On March 12, 2010, we plan to commence mailing to our U.S. stockholders a Notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and vote online. In addition, instructions on how to request a printed copy of these materials may also be found on the Notice. All other stockholders will continue to receive copies of the proxy statement and annual report by mail. The matters to be voted on at the meeting can be found in the 2010 Proxy Statement.

Your vote is important. We hope you will vote either by telephone, over the Internet or by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Sincerely,

Notice of Annual Meeting of Stockholders

on April 28, 2010

We will hold our 2010 annual meeting of stockholders in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 on Wednesday, April 28, 2010 at 10:00 a.m. Central Time, in order to:

•	elect twelve directors;

•	ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2010;

•	consider a stockholder proposal to amend our by-laws to lower the threshold for stockholders to call special meetings;

•	consider a stockholder proposal to adopt a policy for ratification and approval of executive compensation policies and practices; and

•	transact any other business that properly comes before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Marathon Oil Corporation common stock at the close of business on March 1, 2010. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

If, as of the close of business on March 1, 2010, you were a record holder of exchangeable shares issued by Marathon Oil Canada Corporation and entitled to vote, you will be entitled to receive notice of the meeting, attend the meeting and vote by way of the enclosed Voting Instruction Form on matters to come before the meeting. Holders of exchangeable shares may vote by signing the enclosed Voting Instruction Form and remitting it to Valiant Trust Company of Canada, Suite 310, 606 – 4th Street S.W., Calgary, Alberta T2P 1T1. In order to be valid and acted upon at the meeting, the Voting Instruction Form must be received no later than 10:00 a.m. Central Time on Tuesday, April 27, 2010.

Marathon is taking advantage of the Securities and Exchange Commission rules which allow issuers to furnish proxy materials to their stockholders over the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our annual meeting.

If you received a printed copy of the materials, we have enclosed a copy of the Company’s 2009 Annual Report to stockholders with this notice and proxy statement.

By order of the Board of Directors,

Sylvia J. Kerrigan

Secretary

Dated: March 8, 2010

Marathon Oil Corporation

5555 San Felipe Road

Houston, TX 77056

Proxy Statement

We have sent you this proxy statement because the Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark.

We will hold the meeting on April 28, 2010 in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas. The proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing of the Notice of Internet Availability of Proxy Materials, the 2010 Proxy Statement, the proxy card and the 2009 Annual Report on or about March 12, 2010.

Questions and Answers

¢   Who may vote?

You may vote if you were a holder of Marathon Oil Corporation (“Marathon” or the “Company”) common stock at the close of business on March 1, 2010, which is the record date of the meeting. Each share of common stock entitles its holder to one vote on each matter to be voted on at the meeting. If, as of the close of business on March 1, 2010, you were a holder of exchangeable shares issued by Marathon Oil Canada Corporation (formerly 1339971 Alberta Ltd.), one of our subsidiaries, you can exercise your voting rights under the Voting and Exchange Trust Agreement relating to those shares, which effectively provides you with voting rights for each of those shares nearly equivalent to the voting rights applicable to a share of Marathon common stock. The exchangeable shares were issued in connection with our October 2007 acquisition of Western Oil Sands Inc.

¢   What may I vote on?

You may vote on:

•  the election of twelve nominees to serve as directors;

•  the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2010;

•  a stockholder proposal to amend our by-laws to lower the threshold for stockholders to call special meetings; and

•  a stockholder proposal to adopt a policy for ratification and approval of executive compensation policies and practices.

¢   How does the Board recommend I vote?

The Board recommends that you vote:

•  FOR each of the nominees for director;

•  FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor for 2010;

•  AGAINST the stockholder proposal to amend our by-laws to lower the threshold for stockholders to call special meetings; and

•  AGAINST the stockholder proposal to adopt a policy for ratification and approval of executive compensation policies and practices.

¢   If I am a stockholder of record of Marathon shares, how do I cast my vote?

If you are a holder of record of Marathon common stock, you may vote in person at the annual meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the annual meeting, you may vote by proxy. If you received a printed copy of these proxy materials by mail, you may vote by proxy on the Internet, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone. The procedures for voting by proxy are as follows:

•  To vote by proxy on the Internet, go to http://www.proxyvote.com to complete an electronic proxy card. You will need the 12-digit Control Number included on your Notice of Internet Availability and on your proxy card;

•  To vote by proxy using the enclosed proxy card (if you received a printed copy of these proxy materials by mail), complete, sign and date your proxy card and return it promptly in the envelope provided; or

•  To vote by proxy over the telephone (if you received a printed copy of these proxy materials by mail), dial the toll-free phone number listed on your proxy card under the heading “Vote by Phone” using a touch-tone phone and follow the recorded instructions.

If you vote by proxy, your vote must be received by 11:59 p.m., Eastern Time on April 27, 2010 to be counted.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

¢   If I am a beneficial owner of Marathon shares, how do I vote?

If you are a beneficial owner of shares of Marathon common stock held in street name and you received a printed copy of these proxy materials by mail, you should have received a voting instruction card with these proxy materials from the organization that is the record owner of your shares rather than from us. If you are a beneficial owner of shares held in street name and you received a notice by mail, you should have received the notice from the organization that is the record owner of your shares rather than from us. Beneficial owners that received a printed copy of these proxy materials by mail from the record owner may complete and mail that voting instruction card or may vote by telephone or over the Internet as instructed by that organization in the voting instruction card. Beneficial owners that received a Notice by mail from the record owner should follow the instructions included in the Notice to view the proxy statement and transmit their voting instructions. A beneficial owner planning to vote in person at the annual meeting must obtain a valid proxy from the record owner. To request the requisite proxy form, follow the instructions provided by your broker or contact your broker.

¢   Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. Unless you previously requested to receive a printed copy of the proxy materials or reside in a location outside the United States, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record. All stockholders will have the ability to access the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

¢   May I change my vote?

If you are a holder of record of shares of Marathon common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:

•  voting again by telephone or over the Internet;

•  sending us a proxy card dated later than your last vote;

•  notifying the Secretary of Marathon in writing; or

•  voting at the meeting.

¢   How many outstanding shares are there?

At the close of business on March 1, 2010, which is the record date for the meeting, there were 708,392,952 shares of Marathon common stock outstanding and 902,585 exchangeable shares issued by Marathon Oil Canada Corporation (with effectively near equivalent voting rights to shares of Marathon common stock) outstanding and entitled to vote.

¢   How does this proxy statement relate to the exchangeable shares issued by Marathon Oil Canada Corporation?

If you were a holder of record of exchangeable shares and entitled to vote as of the close of business on March 1, 2010, we have enclosed a Voting Instruction Form. You can use that form to provide Valiant Trust Company, the trustee under the Voting and Exchange Trust Agreement relating to the exchangeable shares, with your voting instructions. The trustee should receive your voting instructions by 10:00 a.m. Central Time on Tuesday, April 27, 2010. This will give the trustee time to tabulate the voting instructions and vote on your behalf. The trustee will exercise votes only on the basis of instructions it receives from holders of record of the exchangeable shares. In the absence of instructions from such a holder of exchangeable shares as to voting, the trustee will not exercise voting rights relating to those exchangeable shares. If you wish to attend the meeting and vote in person, rather than have the trustee exercise voting rights on your behalf, you may do so by following the procedures set forth in the enclosed Voting Instruction Form.

¢   How big a vote do the proposals need in order to be approved?

Directors are elected by a majority of the votes cast. For a director to be elected, the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Each of the other proposals will be approved if it receives a majority of the votes of the shares present in person at the meeting and those represented by proxy and entitled to vote. Except as otherwise provided above, abstentions are counted as votes present and entitled to vote and have the same effect as votes against a proposal. Broker non-votes are not counted as either votes for or votes against a proposal. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

¢   What are broker non-votes?

The New York Stock Exchange permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from customers. The ratification of the independent auditor is an example of a routine matter on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as the election of directors or the stockholder proposals, unless they have received voting instructions from their customers. Shares held by brokers on behalf of these customers which are not voted on non-routine matters are broker non-votes.

¢   What constitutes a quorum?

Under our by-laws, a quorum is one third of the voting power of the outstanding shares of stock entitled to vote.

¢   Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The vote tabulators and the inspector of elections are required to execute confidentiality agreements.

¢   How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the proxy card, the proxy committee will vote on them using their best judgment. Your signed proxy card, or your telephone or Internet vote, gives them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our corporate Secretary on or after November 13, 2009 and no later than December 13, 2009, and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the proxy card.

¢   When must stockholder proposals be submitted for the 2011 annual meeting?

Stockholder proposals submitted for inclusion in our 2011 proxy statement must be received in writing by our corporate Secretary no later than the close of business on November 12, 2010. Stockholder proposals submitted outside the process for inclusion in the proxy statement must be received from stockholders of record on or after November 12, 2010 and no later than December 12, 2010 and must be accompanied by certain information about the stockholder making the proposal, in accordance with our by-laws.

The Board of Directors and Governance Matters

Under our by-laws and the laws of Delaware, Marathon’s state of incorporation, the business and affairs of Marathon are managed under the direction of the Board of Directors. The Board met eight times in 2009. Their attendance averaged approximately 99 percent for the aggregate of the total number of Board and committee meetings held in 2009. Under our Corporate Governance Principles, directors are expected to attend the annual meeting of stockholders, and in 2009 all of our directors attended the meeting.

With respect to a lead or presiding director, the chairman of the Board presides at all meetings of stockholders and of the Board of Directors. In circumstances where the outside directors meet without the chairman or in circumstances where the chairman is unavailable, the chairman of the Corporate Governance and Nominating Committee presides at any such meeting, unless the Board determines that another director should lead the discussion due to the particular subject matter being discussed. The chairman of the Board also attends all committee meetings.

Our Corporate Governance Principles also require non-management directors of the Company to meet at regularly scheduled executive sessions. To comply with this directive, an offer of an executive session is extended to non-management directors at each regularly scheduled Board meeting. The chairman of the Board presides at these executive sessions, which serve as an efficient check on management. In 2009, non-management directors of the Company held six executive sessions.

In 2009, the Board had four principal committees, all the members of which were independent, non-employee directors. The table below shows the current committee memberships of each director and the number of meetings that each corresponding committee held in 2009.

Board Committee Memberships	Director	Audit and Finance Committee	Compensation Committee	Corporate Governance and Nominating Committee	Public Policy Committee
	Gregory H. Boyce	X	X		X
	David A. Daberko	X	X*	X
	William L. Davis	X		X	X
	Shirley Ann Jackson	X*	X		X
	Philip Lader			X	X*
	Charles R. Lee	X	X		X
	Michael E. J. Phelps	X		X	X
	Dennis H. Reilley		X	X*	X
	Seth E. Schofield	X	X	X
	John W. Snow		X	X	X
	Number of Meetings in 2009	5	6	4	5
* Chair

Board and Committee Independence

The principal committee structure of the Board includes audit and finance, compensation, corporate governance and nominating, and public policy. These committees are comprised entirely of independent directors.

In determining independence, the Board affirmatively determines whether directors have no material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly, immediate family members of the director, or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In 2009, the Board considered contributions made by the Company to universities and other not-for-profit organizations of which David Daberko, William Davis, Shirley Ann Jackson and Philip Lader or their immediate family members are directors, trustees or affiliates, and commodity trading transactions with a company which employs an immediate family member of Charles Lee. These transactions did not exceed the thresholds set forth in the categorical standards below.

The Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, any direct compensation from the Company in excess of $120,000 during any twelve-month period within the last three years, other than compensation for board or committee service, pension or other forms of deferred compensation for prior service, or compensation paid to an immediate family member who is a non-executive employee of the Company; (3) with respect to the Company’s external auditor, (a) not being engaged, or having an immediate family member engaged, as a current partner by the Company’s external auditor, (b) not being a current employee of the Company’s external auditor, (c) not having an immediate family member who is a current employee of the Company’s external auditor and who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice, or (d) not being engaged or employed or having an immediate family member engaged or employed, within the past three years (but is no longer) a partner or employee of such firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being a current employee, or having an immediate family member who is a current executive officer, of a company that makes or made payments to, or receives or received payments from, the Company for property or services in an amount which, in any of the three preceding fiscal years, exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; and (6) not being an executive officer of a tax-exempt organization of which the Company has within the three preceding fiscal years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the tax-exempt organization’s consolidated gross revenues.

Applying these categorical standards, the Board determined that the following directors qualify as independent: Gregory H. Boyce; David A. Daberko; William L. Davis; Shirley Ann Jackson; Philip Lader; Charles R. Lee; Michael E. J. Phelps; Dennis H. Reilley; Seth E. Schofield; John W. Snow; and Thomas J. Usher.

Audit and Finance Committee

The Audit and Finance Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/Audit_Committee_Charter/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2009. All the members of the Audit and Finance Committee are independent (as independence is defined in Securities Exchange Act Rule 10A-3, as well as the general independence requirements of New York Stock Exchange (“NYSE”) Rule 303A.02).

This committee is, among other things, responsible for:

	•	appointing, replacing, compensating and overseeing the work of the independent auditor;

	•	reviewing the fees proposed by the independent auditor for the coming year and approving in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor;

	•	separately meeting with the independent auditor, the internal auditors and management with respect to the status and results of their activities;

	•	reviewing with the chief executive officer, the chief financial officer, and the general counsel the Company’s disclosure controls and procedures and management’s conclusions about the efficacy of such disclosure controls and procedures;

	•	reviewing, approving and discussing with management and the independent auditor the annual and quarterly financial statements, reports of internal control over financial reporting, the annual report to stockholders, and the Form 10-K;

	•	reviewing earnings press releases;

	•	discussing with management guidelines and policies to govern the process by which risk assessment and management is undertaken by the Company;

	•	reviewing and recommending dividends;

	•	approving and recommending financings, including the recommendations of action to subsidiaries, partnerships and joint ventures;

	•	reviewing and reporting on the Company’s compliance with financial covenants and other terms of loans and other agreements;

	•	reviewing legal and regulatory compliance regarding the Company’s financial statements, accounting or auditing matters or compliance with the Code of Business Conduct or Policy for Whistleblowing Procedures; and

	•	completing an annual performance evaluation of this committee.

The Audit and Finance Committee has the authority to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and to retain outside legal, accounting or other consultants.

Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services

The Audit and Finance Committee Policy For Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is attached as Appendix I to this proxy statement and is also available on the Company’s website at http://www.marathon.com/Policy_PreAppAudit_Tax_NonAudit/. Among other things, this policy sets forth the procedure for the committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception. Notwithstanding the de minimus exception, it is the intent of the committee that standard practice will be to pre-approve all permissible non-audit services. The committee delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.

Audit Committee Financial Expert

Based on the attributes, education and experience requirements set forth in Section 407 of the Sarbanes-Oxley Act of 2002 and associated regulations, the Board of Directors has determined that David A. Daberko and Charles R. Lee each qualify as an “Audit Committee Financial Expert.”

	•	Mr. Daberko is a former chairman of the board and former chief executive officer of National City Corporation. In addition to certifying the effectiveness of internal controls and procedures required by his former position as CEO, Mr. Daberko’s previous positions with National City required him to oversee internal accounting controls and set internal control policy. As head of bank investments, he was responsible for overseeing accounting for that area. Mr. Daberko holds a MBA in finance from Case Western Reserve University.

	•	Mr. Lee held positions as senior vice president-finance for Penn Central Corp. and Columbia Pictures Industries Inc., and senior vice president of finance with GTE Corporation. He received a MBA with distinction from the Harvard Graduate School of Business Administration.

Guidelines for Hiring of Employees or Former Employees of the Independent Auditor

The guidelines for hiring of employees or former employees of the independent auditor provide that the Company shall not hire any employee or former employee of its independent auditor for a position in a financial reporting oversight role if such employee or former employee was the lead or concurring partner, or any other member of the audit engagement team who provided more than ten hours of audit, review or attest services during the one-year period preceding the date of the initiation of the audit. A complete set of these guidelines is available on the Company’s website at http://www.marathon.com/Guide_Hire_Employees_Indep_Auditor/.

Policy for Whistleblowing Procedures

The Policy for Whistleblowing Procedures establishes procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees to the Company of concerns regarding questionable accounting or auditing matters. The Policy for Whistleblowing Procedures is available on the Company’s website at http://www.marathon.com/Policy_Whistleblowing_Procedures/.

Compensation Committee

The Compensation Committee is composed solely of directors who satisfy all criteria for independence under applicable law and the rules of the NYSE and who, in the opinion of the Board, are free of any relationship that would interfere with their exercise of independent judgment as members of the committee.

The Compensation Committee has a written charter adopted by the Board, which is available on the Company’s website at http://www.marathon.com/Charter_Comp_Committee/. The charter requires the committee to reassess and report to the Board on the adequacy of the charter on an annual basis, which the committee did in 2009.

The committee is, among other things, responsible for:

•	making recommendations to the Board and to the boards of subsidiaries on all matters of policy and procedures relating to executive compensation;

•	reviewing and approving corporate goals and objectives relevant to the chief executive officer’s compensation, and determining and approving the chief executive officer’s compensation level based on the Board’s performance evaluation of the chief executive officer;

•	determining and approving the compensation of the other executive officers, and reviewing the succession plan relating to positions held by the other executive officers;

•	recommending to the Board and administering the incentive compensation plans and equity-based plans of the Company;

•	confirming the achievement of performance levels under the Company’s incentive compensation plans;

•	reviewing, recommending, and discussing with management the Compensation Discussion and Analysis section included in the Company’s annual proxy statement; and

•	evaluating its performance on an annual basis.

The committee has hired Towers Watson (formerly Towers Perrin), a global professional services firm, to serve as its compensation consultant, and Towers Watson reports directly to the committee. The consultant provides the committee with comparative data on executive compensation and expert advice on the design and implementation of the Company’s annual and long-term compensation programs.

The committee seeks input from the CEO on compensation decisions and performance appraisals for all other officers. However, all officer compensation matters are approved by the committee.

The committee meets at least four times a year and is given the opportunity to meet in executive session at each of its meetings. With input from the compensation consultant, the CEO, and the Vice President of Human Resources, the chairman of the committee approves the agendas for committee meetings. When possible, the committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are David Daberko (Chairman), Gregory Boyce, Shirley Ann Jackson, Charles Lee, Dennis Reilley, Seth Schofield and John Snow. Each person qualifies as an independent non-employee director, and no member has served as an officer or employee of the Company. During 2009, none of the Company’s executive officers served as a member of a compensation committee or board of directors of any other entity, which has an executive officer serving as a member of our Compensation Committee or Board of Directors.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is composed solely of independent directors in accordance with the rules of the NYSE. The committee’s primary purpose is to discharge the Board’s responsibility related to the development and implementation of a set of corporate governance principles, the identification of individuals qualified to become board members, and the review of the qualifications and make-up of the Board membership.

The committee is, among other things, responsible for:

	•	reviewing and making recommendations to the Board concerning the appropriate size and composition of the Board, including candidates for election or re-election as directors, the criteria to be used for the selection of candidates for election as directors, the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, the composition and functions of the Board committees, and all matters relating to the development and effective functioning of the Board;

	•	considering and recruiting candidates to fill positions on the Board;

	•	considering nominees recommended by stockholders for election as directors;

	•	reviewing and making recommendations to the Board of each Board committee’s membership and committee chairpersons including, without limitation, a determination of whether one or more Audit and Finance Committee members qualifies as an “audit committee financial expert” in accordance with applicable law;

	•	assessing and recommending overall corporate governance practices;

	•	establishing the process and overseeing the evaluation of the Board;

	•	reviewing and approving codes of conduct applicable to directors, officers and employees;

	•	reviewing the Company’s policy statement on stockholders’ rights plans and reporting any recommendations to the Board; and

	•	evaluating its performance on an annual basis.
A current copy of the Corporate Governance and Nominating Committee’s charter is available on the Company’s website at http://www.marathon.com/Charter_CorpGovNom_Committee/.

Director Identification and Selection

The process for director selection and director qualifications is set forth in Article III, Section (a) of the Company’s Corporate Governance Principles which are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the chairman of the Corporate Governance and Nominating Committee and the chief executive officer should work with a third-party professional search firm to review director candidates and their credentials. At least one member of the committee, the chairman of the board, and the chief executive officer should meet with the director candidate. This screening process applies to Corporate Governance and Nominating Committee recommended nominees, as well as nominees recommended by the stockholders in accordance with the Company’s by-laws. The criteria for selecting new directors include their independence, as defined by applicable law, stock exchange listing standards and the categorical standards listed in the Company’s Corporate Governance Principles, their business or professional experience, their integrity and judgment, their record of public service, their ability to devote sufficient time to the affairs of the Company, the diversity of backgrounds and experience they will bring to the Board, and the needs of the Company from time to time. Directors should also be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders and not any special interest group or constituency. The committee’s charter also gives the committee the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other retention terms.

Public Policy Committee

The Public Policy Committee assists the Board in identifying and monitoring social, political, and environmental trends and issues which affect the Company. Additionally, the committee analyzes the Company’s global reputation and develops recommendations to strategically position the Company to support its business objectives. A copy of the committee charter is available on the Company’s website at http://www.marathon.com/Charter_Comm_PublicPolicy/.

The committee is, among other things, responsible for:

	•	reviewing and recommending Company policies, programs, and practices concerning broad public policy issues, which include, among other things, corporate responsibility, environmental protection, health, safety, ethical business conduct, consumer affairs and affirmative action/equal opportunity matters;

	•	reviewing and approving the Company’s budgets for political and charitable contributions and monitoring the Company’s compliance with such budgets; and

	•	identifying and monitoring broad public policy trends which affect or could affect the Company’s business activities, performance, and reputation.
Board’s Role in Risk Oversight

Our enterprise risk management (“ERM”) is an overarching ongoing governance process for identifying, ranking, and managing risks of our business. Top risks that have been identified through this process are managed by our executive team and assigned to the senior managers responsible for coordinating the monitoring, reporting, and risk mitigation activities associated with risks, which may be financial, operational or strategic in nature. Senior managers periodically provide detailed reports to the Board or committees of the Board. Accountability to a committee of the Board is based on the nature of the risk and the applicable responsibilities of the committee. Accountability to the Board is for all other risks not applicable to a committee. For example, financial risks and the overall process for ERM are reviewed with the Audit and Finance Committee, and operational risks associated with health, environmental, safety and security are reviewed with the Public Policy Committee, while strategic risks are reviewed with the Board.

Corporate Governance Principles

Our Corporate Governance Principles are available on the Company’s website at http://www.marathon.com/Corporate_Governance_Principles/. In summary, the Corporate Governance Principles address the general functioning of the Board, including its responsibilities, the Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the lead director position, the process for director selection and director qualifications, the Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation.

Leadership Structure of the Board

As provided in our Corporate Governance Principles, the Board does not have a policy, one way or the other, on whether or not the role of the chairman and CEO should be separate and, if it is to be separate, whether the chairman should be selected from the non-employee directors or be an employee. The Board is to make this choice on the basis of what is best for our Company at a given point in time. Since the separation of USX Corporation on December 31, 2001 into two independent companies, we have separated the positions of chairman and CEO. Thomas J. Usher serves as our chairman, and Clarence P. Cazalot, Jr. serves as our President and CEO. The Board determined that Mr. Usher’s knowledge and past experience would serve our Company well, and his insights have been and continue to be invaluable to the Board. This is the primary reason we believe the Board leadership structure is appropriate for us at this time.

Diversity

The Corporate Governance and Nominating Committee is responsible for reviewing with the Board the appropriate skills and characteristics required of board members in the context of the current make-up of the Board. When we have an opening on the Board, we will always look at a diverse pool of candidates. In accordance with our Corporate Governance Principles, the assessment of the Board’s characteristics includes diversity, skills, such as an understanding of financial statements and financial reporting systems, manufacturing processes, technology and international experience. We view and define diversity in its broadest sense, which includes gender, ethnicity, education, experience and leadership qualities.

Communications from Interested Parties

All interested parties, including security holders, may send communications to the Board through the Secretary of the Company. You may communicate with the Chair of our Audit and Finance, Compensation, Corporate Governance and Nominating, and Public Policy Committees by sending an e-mail to auditandfinancechair@marathonoil.com, compchair@marathonoil.com, corpgovchair@marathonoil.com, or publicpolicychair@marathonoil.com, respectively. You may communicate with our outside directors, individually or as a group, by sending an e-mail to non-managedirectors@marathonoil.com.

The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the affairs of the Company.

Code of Business Conduct	Our Code of Business Conduct is available on our website at http://www.marathon.com/Code_of_Business_Conduct/. The Code of Business Conduct applies to our directors, officers and employees.
Code of Ethics for Senior Financial Officers

Our Code of Ethics for Senior Financial Officers is available on the Company’s website at http://www.marathon.com/Code_Ethics_Sr_Finan_Off/. This code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, and mandates that these officers, among other things:

	•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

	•	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company;

	•	comply with applicable governmental laws, rules and regulations; and

	•	promote the prompt internal reporting of violations of this Code of Ethics to the chair of the Audit and Finance Committee of the Board of Directors and to the appropriate person or persons identified in the Company’s Code of Business Conduct.
The code further provides that any violation will be subject to appropriate discipline, up to and including dismissal from the Company and prosecution under the law.

Compensation of Directors

The Board determines annual retainers and other compensation for non-employee directors. Directors who are employees of Marathon receive no compensation for their service on the Board.

2009 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)

Charles F. Bolden, Jr. (5)	93,750	125,000	0	0	0	0	218,750

Gregory H. Boyce	125,000	125,000	0	0	0	0	250,000

David A. Daberko	135,000	125,000	0	0	0	10,000	270,000

William L. Davis	125,000	125,000	0	0	0	0	250,000

Shirley Ann Jackson	140,000	125,000	0	0	0	0	265,000

Philip Lader	135,000	125,000	0	0	0	10,000	270,000

Charles R. Lee	125,000	125,000	0	0	0	0	250,000

Michael E. J. Phelps(6)	125,000	125,000	0	0	0	0	250,000

Dennis H. Reilley	135,000	125,000	0	0	0	0	260,000

Seth E. Schofield	125,000	125,000	0	0	0	0	250,000

John W. Snow	125,000	125,000	0	0	0	0	250,000

Thomas J. Usher(7)	350,000	0	0	0	0	0	350,000

(1)	The aggregate number of stock awards outstanding as of December 31, 2009 for each director is as follows: Mr. Bolden, 0; Mr. Boyce, 6,587; Mr. Daberko, 32,417; Mr. Davis, 30,441; Dr. Jackson, 34,447; Mr. Lader, 30,441; Mr. Lee, 62,125; Mr. Phelps, 4,458; Mr. Reilley, 32,417; Mr. Schofield, 49,325; Mr. Snow, 10,589; and Mr. Usher, 9,690.

(2)	The amounts shown reflect annual retainers, chairman fees, and committee chair retainers for 2009. Directors are eligible to defer up to 100% of their $125,000 annual retainer fees.

(3)	The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2009, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual non-retainer common stock award. These amounts are also equal to the grant date fair value of the awards.

(4)	The amounts shown represent contributions made on behalf of the directors under our matching gifts program.

(5)	Mr. Bolden served on the Company’s Board until July 26, 2009, which was the effective date of his resignation. His outstanding stock units were paid in shares of common stock and his deferred cash account was distributed upon his departure from the Board.

(6)	Mr. Phelps joined the Board on January 1, 2009.

(7)	The amount shown for Mr. Usher reflects the $350,000 annual retainer for his role as Chairman of the Board. The Chairman did not receive an annual stock award in 2009, nor does he receive meeting fees.

In 2009, we paid our non-employee directors as follows:

Annual Retainer	$125,000

Annual Common Stock Unit Award	$125,000

Committee Chair Retainer	$ 15,000 Audit and Finance Committee
$ 10,000 All other committees

Chairman of the Board Annual Retainer	$350,000

Directors do not receive meeting fees for attendance at Board or committee meetings.

Non-employee directors, other than the chairman, received an annual common stock unit award in 2009 valued at $125,000. These awards are credited to an unfunded account based on the closing stock price on the grant date. When dividends are paid on Marathon’s common stock, directors receive dividend equivalents in the form of common stock units. The awards are payable in shares of common stock upon the director’s departure from the Board.

Directors have the opportunity to defer 100 percent of their annual retainer into an unfunded account. This deferred account may be invested in certain phantom investment options offered under the Marathon Oil Corporation Deferred Compensation Plan for Non-Employee Directors, which mirror the investment options offered to employees under our Thrift Plan with the exception of the Marathon common stock fund. When a director leaves the Board, he or she receives cash either in a lump sum or in installments.

Under our matching gifts program, non-employee directors may have up to $10,000 of their contributions to certain tax-exempt educational institutions matched each year. The annual limit is applied based on the date of the director’s gift to the institution. Due to processing delays, the actual amount paid out on behalf of a director may exceed $10,000 in a given year.

We also have stock ownership guidelines in place for non-employee directors. All non-employee directors, with the exception of the chairman, are required to hold three times the value of the annual retainer in Marathon stock. Directors have five years from the commencement of their service on the Board to achieve these guidelines.

In October 2009, the Board approved changes to the compensation of non-employee directors and the chairman, effective in 2010. The Board made these changes upon reviewing a 2009 Board of Directors Compensation Study provided by our compensation consultant. For 2010, the annual retainer for non-employee directors other than the chairman was increased from $125,000 to $150,000 and the annual non-retainer common stock unit award was increased from $125,000 to $150,000. The committee chair retainer for the Compensation Committee chairman was increased from $10,000 to $12,000. The chairman annual retainer remains $350,000, but in addition, the chairman will receive an annual common stock unit award of $100,000. Finally, beginning in 2010 the chairman is subject to the same stock ownership guidelines as the other non-employee directors, under which each non-employee director is expected to hold three times the value of the annual retainer in Marathon stock.

Proposals of the Board The Board will present the following proposals at the meeting:
Proposal No. 1

Election of Directors

Our Restated Certificate of Incorporation provides that directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders. Accordingly, we have twelve nominees for director whose terms expire in 2010.

Our by-laws require the Board to fix the number of directors, and under our Corporate Governance Principles, the Board is charged with endeavoring to maintain between ten and fourteen members. The director nominees for election are for a one-year term expiring at the 2011 annual meeting of stockholders. Of the twelve current directors, one is an officer of Marathon, nine have top executive experience with a wide variety of businesses, one has a distinguished career in academia, business and government, one has a distinguished career as an international business leader and diplomat, and one served as Secretary of the Treasury. A brief statement about the background and qualifications of each nominee is given on the following pages. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by the Board.

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. They require that notice be received by the Secretary at least 90 days, but not more than 120 days, before the first anniversary of the date on which we first mailed our proxy materials for the preceding year’s annual meeting of stockholders. The notice must contain certain information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

As explained earlier in the question and answer section of this proxy statement, directors are elected by a majority of votes cast. For a director to be elected, this means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Abstentions will not be taken into account in director elections. Under our by-laws, if an incumbent director who is nominated for re-election to the Board does not receive sufficient votes to be elected, the director is required to promptly tender his or her resignation to the Board. Our Corporate Governance and Nominating Committee will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days from the date of the certification of the election results. In the event of a vacancy, the Board may fill the position or decrease the size of the Board.

Nominees for Director Terms Expire 2011
Gregory H. Boyce	Director since 2008	Age 55

Chairman and Chief Executive Officer of Peabody Energy Corporation

Mr. Boyce received a bachelor of science degree from the University of Arizona in mining engineering and completed the Advance Management Program from the Graduate School of Business at Harvard University. Mr. Boyce is Chairman and Chief Executive Officer of Peabody Energy Corporation. He has been a director of Peabody Energy Corporation since March 2005, and was appointed Chairman on October 10, 2007. Mr. Boyce was named Chief Executive Officer Elect in March 2005, and assumed the position of Chief Executive Officer in January 2006. He also served as President from October 2003 until January 6, 2008. Mr. Boyce was Chief Operating Officer from October 2003 to December 2005. From 2000 to 2003, he served as Chief Executive – Energy for Rio Tinto plc, an international natural resource company. Mr. Boyce was President and Chief Executive Officer of Kennecott Energy Company from 1994 to 1999 and President of Kennecott Minerals Company from 1993 to 1994. Prior to serving as President of Kennecott Minerals, he had extensive engineering and operating experience with Kennecott. Mr. Boyce also served as Executive Assistant to the Vice Chairman of Standard Oil from 1983 to 1984. He is a Board member of the Business Round Table, American Coalition for Clean Coal Electricity (ACCCE), National Mining Association and World Coal Institute. Mr. Boyce is a member of the Coal Industry Advisory Board of the International Energy Agency and a member of the National Coal Council. He is also a member of the Board of Trustees of St. Louis Children’s Hospital and Washington University of St. Louis. Mr. Boyce is a member of Civic Progress in St. Louis and is a member of the Advisory Council of the University of Arizona’s Department of Mining and Geological Engineering and the School of Engineering and Applied Science National Council at Washington University.

As a chief executive officer, Mr. Boyce’s current position provides him with experience running a major corporation with international operations. This includes developing strategic insight and direction for his company. Global operations require a thorough understanding of different cultures and political regimes. His position as chief executive officer also exposes him to many of the same issues we face in our business, including markets, competitors, operational, regulatory, technology and financial.

Clarence P. Cazalot, Jr.	Director since 2000	Age 59

President and Chief Executive Officer, Marathon Oil Corporation

Mr. Cazalot graduated from Louisiana State University in 1972 with a bachelor of science degree in geology and joined Texaco Inc. that same year as a geophysicist. After holding a number of increasingly responsible management positions, Mr. Cazalot was elected a Vice President of Texaco Inc. and President of Texaco’s Latin America/West Africa Division in 1992. In 1994, he was named President of Texaco Exploration and Production Inc. Mr. Cazalot was appointed President of Texaco International Marketing and Manufacturing in 1997, and in 1998 he was named President - International Production and Chairman of London-based Texaco Ltd. He was elected President of Texaco’s worldwide production operations in 1999. Mr. Cazalot joined USX Corporation as Vice Chairman and Marathon Oil Company as President in March 2000. Effective upon the separation of USX’s steel and energy businesses on January 1, 2002, Mr. Cazalot was named President and Chief Executive Officer of Marathon Oil Corporation. In May 2007, he was awarded an Honorary Doctorate of Humane Letters from Louisiana State University. Mr. Cazalot serves on the Boards of Directors of Baker Hughes Incorporated, the U.S.-Saudi Arabian Business Council, the American Petroleum Institute and the Greater Houston Partnership. He is a member of The Business Council and serves on the Advisory Board of the World Affairs Council of Houston.

As our President and Chief Executive Officer, Mr. Cazalot sets the strategic direction of our Company under the guidance of the Board. He has extensive knowledge and experience in the oil and gas industry gained through the executive and management positions with our Company and Texaco. His knowledge and handling of the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Nominees for Director (continued) Terms Expire 2011
David A. Daberko	Director since 2002	Age 64

Retired Chairman of the Board, National City Corporation

Mr. Daberko graduated from Denison University with a bachelor’s degree and from Case Western Reserve University with a master’s degree in business administration. He joined National City Bank in 1968 as a management trainee and held a number of management positions within the company. In 1985, he led the assimilation of the former BancOhio National Bank into National City Bank, Columbus. In 1987, Mr. Daberko was elected Deputy Chairman of the corporation and President of National City Bank in Cleveland. He served as President and Chief Operating Officer from 1993 until 1995 when he was named Chairman and Chief Executive Officer. He retired as Chief Executive Officer in June 2007 and as Chairman in December 2007. Mr. Daberko serves on the Board of Directors of RPM International, Inc. He is a trustee of Case Western Reserve University, University Hospitals Health System and Hawken School. Mr. Daberko also previously served, within the last five years, as a director of National City Corporation and OMNOVA Solutions, Inc.

Mr. Daberko has 39 years of work experience, including 12 years as Chairman and Chief Executive Officer of National City Corporation. In that position, Mr. Daberko dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. His service on other boards of companies listed on the NYSE has given him exposure to different industries and approaches to governance and other key issues. In addition, he has a valuable financial background from his education and work experiences. Mr. Daberko is one of our named financial experts serving on the Audit and Finance Committee.

William L. Davis	Director since 2002	Age 66

Retired Chairman, President and Chief Executive Officer, R.R. Donnelley & Sons Company

Mr. Davis graduated from Princeton University in 1965 with a bachelor’s degree. From 1977 through 1997 he held a variety of positions with Emerson Electric Company, including the position of President of two of its subsidiaries, Appleton Electric Company and Skil Corporation, and Senior Executive Vice President for the Emerson Tool Group, the Industrial Motors and Drives Group and the Process Control Group. Mr. Davis joined R.R. Donnelley & Sons Company in 1997 as the Chairman and Chief Executive Officer. In 2001, he accepted the responsibility as President of the company. Mr. Davis retired as Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company in February 2004. Mr. Davis serves on the Board of Directors of Air Products and Chemicals, Inc. He also serves on the Board of Directors of Northshore University Health System, previously serving as Chairman of the Board. Mr. Davis is a former Director of Mallinckrodt.

As a former chairman and chief executive officer, Mr. Davis has experience running a publicly-traded company. He has dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. Also, his previous and current board positions on three other publicly-traded company boards have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued) Terms Expire 2011
Shirley Ann Jackson	Director since 2000	Age 63

President, Rensselaer Polytechnic Institute

Dr. Jackson received a bachelor of science degree in physics in 1968 and a doctorate in theoretical elementary particle physics in 1973 from the Massachusetts Institute of Technology. She was a research associate at the Fermi National Accelerator Laboratory, a visiting scientist at the European Center for Nuclear Research and, from 1976 to 1991, a theoretical physicist at the former AT&T Bell Laboratories. Dr. Jackson was a professor of theoretical physics at Rutgers University from 1991 to 1995. She was Chairman of the U.S. Nuclear Regulatory Commission from 1995 to 1999. Dr. Jackson was named President of Rensselaer Polytechnic Institute in 1999. Dr. Jackson holds 45 honorary degrees, was awarded the New Jersey Governor’s Award in Science in 1993, was inducted into the National Women’s Hall of Fame in 1998 and named a fellow of the Association for Women in Science in 2004. In 2005, she chaired the American Association for the Advancement of Science, was President in 2004, and currently is a fellow. Dr. Jackson is a member of the National Academy of Engineering and American Philosophical Society, a fellow of the American Academy of Arts and Science and of the American Physical Society, and is a member of the Council on Foreign Relations. In 2009 she was appointed to serve on the President’s Council of Advisors on Science and Technology. Dr. Jackson serves on the Boards of Directors of FedEx Corporation, International Business Machines Corporation, Medtronic, Inc. and Public Service Enterprise Group Incorporated. She is also Chairman of NYSE Regulation, Inc. Within the past five years, Dr. Jackson also previously served as a director of AT&T Corp., NYSE Euronext and United States Steel Corporation. She is a member of the Board of the Council on Foreign Relations, the Board of Regents of the Smithsonian Institution, and a life member of the M.I.T. Corporation. Dr. Jackson also serves as the University Vice Chairman of the U.S. Council on Competiveness, and co-chaired its Energy Security, Sustainability, and Innovation initiative.

Through her current position as President of Rensselaer Polytechnic Institute, former position as Chairman of the U.S. Nuclear Regulatory Commission and other appointments and positions, Dr. Jackson has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. Also, her previous and current board positions on other publicly-traded companies have provided over 30 years of audit committee experience, including as chair, compensation committee experience and governance and nominating committee experience, including as chair. This experience has given her exposure to different industries and approaches to governance and other key issues.

Philip Lader	Director since 2002	Age 63

Non-executive Chairman of WPP plc

Ambassador Lader received a bachelor’s degree from Duke University (Phi Beta Kappa), a master’s degree from the University of Michigan and a Juris Doctor degree from Harvard Law School, with completed graduate studies in law at Oxford University. Awarded honorary doctorates by 14 universities and colleges, he served as U.S. Ambassador to the Court of St. James’s from 1997 through 2001 and was White House Deputy Chief of Staff, Deputy Director of the Office of Management and Budget, and Administrator of the U.S. Small Business Administration. Formerly President of Sea Pines Company and Executive Vice President of Sir James Goldsmith’s U.S. holding company, he currently is non-executive Chairman of WPP plc, the global advertising/communications services company, which includes J. Walter Thompson, Ogilvy & Mather, Young & Rubicam, Hill & Knowlton, Grey Global, and Burson-Marsteller, among other international marketing/media services companies. Ambassador Lader is a senior advisor to Morgan Stanley and a partner in the law firm of Nelson, Mullins, Riley & Scarborough. He also serves on the Boards of Directors of AES Corporation, Lloyd’s (of London), United Company RUSAL, and WPP plc, and is a member of the Boards of Trustees of the Smithsonian Museum of American History, RAND Corporation and The Atlantic Council. Within the past five years, Ambassador Lader previously served as a director for Songbird Estates plc (Canary Wharf).

Through his positions as chairman of the world’s largest marketing and media services company, senior-level U.S. government appointments, partner at a major law firm and other appointments and positions, Ambassador Lader has valuable experience and knowledge managing many of the major issues we face as a publicly-traded company. He has extensive experience with public policy matters, which uniquely qualify him to serve as Chairman of our Public Policy Committee. Ambassador Lader’s other board positions have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued) Terms Expire 2011
Charles R. Lee	Director since 1991	Age 69

Retired Chairman of the Board, Verizon Communications Inc.

Mr. Lee received his bachelor’s degree in metallurgical engineering from Cornell University and a master’s degree in business administration with distinction from the Harvard Graduate School of Business Administration. He served in various financial and management positions before becoming Senior Vice President of Finance for Penn Central Corp. and then Columbia Pictures Industries Inc. In 1983, Mr. Lee joined GTE Corporation (which merged with Bell Atlantic Corporation to form Verizon Communications in 2000) as Senior Vice President of Finance and in 1986 was named Senior Vice President of Finance and Planning. He was elected President, Chief Operating Officer and a Director in December 1988 and was elected Chairman of the Board and Chief Executive Officer of GTE in 1992. Mr. Lee served as Chairman of the Board and Co-CEO of Verizon Communications from June 30, 2000, through March 31, 2002, and served as non-executive Chairman of the Board from April 2002 to December 2003. Mr. Lee serves on the Boards of Directors of United States Steel Corporation, The Proctor & Gamble Company, United Technologies Corporation and DIRECTV. Mr. Lee is a member of the Board of Overseers of Weill Cornell Medical College and is a member of The Business Council. Mr. Lee is also a Trustee Emeritus and Presidential Councilor of Cornell University.

As a result of his positions as chairman and chief executive officer of Verizon Communications and various other executive, financial and management positions, Mr. Lee has valuable experience in managing many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. His service on the board of four other publicly-traded companies has provided him exposure to different industries and approaches to governance and other key issues. Mr. Lee also has extensive financial and accounting expertise and is one of the Audit and Finance Committee financial experts.

Michael E. J. Phelps	Director since 2009	Age 62

Chairman and Founder, Dornoch Capital, Inc.

Mr. Phelps received a bachelor’s degree from the University of Manitoba, Winnipeg, Canada, in 1967. He earned a bachelor’s degree in Law in 1970 from the University of Manitoba. In 1971, he attended the London School of Economics and Political Science in London and received a master’s of Law degree. Mr. Phelps is chairman and founder of Dornoch Capital, Inc., a private investment company based in Vancouver, British Columbia. Prior to forming Dornoch in 2002, he worked for Westcoast Energy, Inc., a natural gas company with operations across North America and interests in international energy companies in Mexico, Indonesia, China and Australia. Mr. Phelps joined Westcoast in 1982, as a corporate development executive. In 1987, he was promoted to chief financial officer and 18 months later, was named president and CEO. In 1992, he was named chairman and CEO, a position he held until the company was sold to Duke Energy Corporation in 2002. Mr. Phelps serves as Chairman of Kodiak Exploration Ltd. and as a director of Canadian Pacific Railway Company and Spectra Energy Corporation. Within the past five years, he previously served as a director of Canfor Corporation, Duke Energy Corporation and Fairborne Energy Ltd. He also serves as Chairman of the Globe Foundation, Vice Chairman of VGH and UBC Hospital Foundation and is a member of Deutsche Bank’s Americas Advisory Board.

Through his position as chairman and founder of a private investment company, chairman and CEO of a natural gas company with international operations, and other executive and management positions, Mr. Phelps has valuable experience dealing with operations in Canada and other international locations. This is extremely beneficial due to our Canadian oil sands and other international operations. His previous and current positions on the boards of six other publicly-traded companies have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued) Terms Expire 2011
Dennis H. Reilley	Director since 2002	Age 56

Former Non-executive Chairman of Covidien Ltd.

Mr. Reilley graduated from Oklahoma State University with a bachelor’s degree in finance in 1975. He began working at Conoco, Inc. in 1975 as a pipeline engineer and in 1979 was promoted to Executive Assistant to the Chairman. Mr. Reilley held many key positions at E. I. Du Pont de Nemours & Company, which purchased Conoco in 1981. He held senior management positions in DuPont’s Chemicals and Specialties business including Vice President and General Manager of Special Chemicals. In May 1999 he was appointed Executive Vice President and Chief Operating Officer of DuPont with responsibility for pigments and chemicals, specialty polymers, nylon and polyester. Mr. Reilley became Chairman, President and Chief Executive Officer of Praxair, Inc. in 2000. From March 1, 2006 through December 2006, he held the positions of Chairman and Chief Executive Officer and through April 2007 served as Chairman. Mr. Reilley served as non-executive Chairman of Covidien Ltd. from June 29, 2007, through September 30, 2008. Mr. Reilley serves on the Boards of Directors of H. J. Heinz Co., Dow Chemical Company, Covidien Ltd. and the Conservation Fund. Within the past five years, he previously served as a director of Praxair, Inc. and Entergy Corporation. Mr. Reilley is the former Chairman of the American Chemistry Council.

Mr. Reilley has over 34 years of executive and management experience in the oil, petrochemical and chemical industries. As a result of his positions as chairman, president and CEO of Praxair and other executive and management positions, Mr. Reilley has valuable experience in managing many of the major issues that we face as a publicly-traded company in the oil and gas industry. His service on three other publicly-traded company boards has given him valuable insight and exposure to different industries and approaches to governance and other key issues. Mr. Reilley also has a valuable financial background from his education and work experiences.

Seth E. Schofield	Director since 1994	Age 70

Retired Chairman and Chief Executive Officer, USAir Group

Mr. Schofield graduated from the Harvard Business School Program for Management Development in 1975. He served in various corporate staff positions after joining USAir in 1957 and became Executive Vice President of Operations in 1981. Mr. Schofield served as President and Chief Operating Officer from 1990 until 1991. He was elected President and Chief Executive Officer in 1991 and became Chairman of the boards of USAir Group and USAir, Inc. in 1992. He retired in January 1996. Mr. Schofield is the presiding director of United States Steel Corporation and lead director of Calgon Carbon Corp.

As a former chairman and chief executive officer, Mr. Schofield has experience running a publicly-traded company, which dealt with many of the major issues, such as financial, strategic, technology, compensation, management development, acquisitions, capital allocation, government and stockholder relations, that we deal with today. Also, his previous and current board positions on three other publicly-traded company boards have given him exposure to different industries and approaches to governance and other key issues.

Nominees for Director (continued) Terms Expire 2011
John W. Snow	Director since 2006	Age 70

Chairman, Cerberus Capital Management, LP

Mr. Snow graduated from the University of Toledo in 1962 with a bachelor’s degree. He also holds a master’s degree from Johns Hopkins University and a doctorate in economics from the University of Virginia. Mr. Snow graduated with a law degree from George Washington University in 1967. He joined Cerberus Capital Management, L.P. as Chairman in October 2006. Mr. Snow was sworn into office as U.S. Secretary of the Treasury in February 2003, where he served until leaving office in June 2006. Prior to becoming Secretary of the Treasury, he was Chairman and Chief Executive Officer of CSX Corporation. He also held several high-ranking positions in the Department of Transportation during the Ford Administration. Mr. Snow is a Director of Verizon Communications Inc. He is a former co-chairman of the Conference Board’s Blue-Ribbon Commission on Public Trust and Private Enterprise. He also served as co-chairman of the National Commission on Financial Institution Reform, Recovery and Enforcement. Prior to serving as Secretary of the Treasury, Mr. Snow served on various corporate and nonprofit boards, including the American Enterprise Institute and Johns Hopkins University. He previously served as a member of USX Corporation’s Board of Directors from March 1995 through December 2001.

Through his position as Chairman of one of the world’s leading private investment firms, former position as Secretary of the Treasury, former chairman and CEO of a publicly-traded company, and other appointments and positions, Mr. Snow has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations, that we deal with today. Also, his experience on other publicly-traded company boards has given him exposure to different industries and approaches to governance and other key issues.

Thomas J. Usher	Director since 1991	Age 67

Non-executive Chairman of the Board, Marathon Oil Corporation

Mr. Usher graduated from the University of Pittsburgh with a bachelor of science degree in industrial engineering, a master of science degree in operations research and a doctorate in systems engineering. He joined United States Steel Corporation (later renamed USX Corporation) in 1965 and held various positions in industrial engineering. From 1975 through 1979, he held a number of management positions at U.S. Steel’s South and Gary Works. Mr. Usher was elected Executive Vice President of Heavy Products in 1986, President of U.S. Steel Group and Director of USX in 1991, President and Chief Operating Officer of USX in 1994 and Chairman of the Board and Chief Executive Officer effective July 1, 1995. He retired from United States Steel Corporation as Chief Executive Officer in September 2004 and as non-executive Chairman of the Board on February 1, 2006. Mr. Usher serves on the Boards of Directors of H. J. Heinz Co., The PNC Financial Services Group, Inc. and PPG Industries, Inc. He previously served, within the past five years, as Chairman of the Board for United States Steel Corporation. Mr. Usher is a member of the Board of Trustees of the University of Pittsburgh, a Board of Directors member of the Extra Mile Education Foundation, and a member of The Business Council.

Mr. Usher is our Chairman of the Board and former chairman and CEO of USX Corporation. Through these and other executive and management positions, he has gained extensive knowledge of the oil and gas industry and has managed many of the major issues, such as financial, strategic, technology, regulatory, compensation, personnel development, capital allocation and public relations that we deal with today. His experience on other publicly-traded company boards has also given him exposure to different industries and approaches to governance and other key issues.

Proposal No. 2

Ratification of Independent Auditor for 2010

The Audit and Finance Committee has selected PricewaterhouseCoopers LLP, an independent registered public accounting firm, as our independent auditor to audit the Company’s books and accounts for the year ending December 31, 2010. PricewaterhouseCoopers served as our independent auditor in 2009 and for many years prior thereto. While the Audit and Finance Committee is responsible for appointing, replacing, compensating and overseeing the work of the independent auditor, we are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of PricewaterhouseCoopers as our independent auditor for 2010. If the stockholders fail to ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PricewaterhouseCoopers and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at anytime during the year if it determines that such change would be in the Company’s best interests and in the best interests of our stockholders.

We expect representatives of PricewaterhouseCoopers to be present at the meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions from our stockholders.

Your Board of Directors recommends that you vote FOR the

ratification of the selection of PricewaterhouseCoopers LLP as the

Company’s Independent Auditor for 2010.

Proposals of Stockholders Stockholders will present the following proposals at the meeting:

Proposal No. 3

Special Shareholder Meetings

Nick Rossi, P. O. Box 249, Boonville, CA 95415, owner of 600 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

3 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call a special shareowner meeting. This includes that a large number of small shareowners can combine their holdings to equal the above 10% of holders. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Statement of Nick Rossi

A special meeting allows shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call a special meeting investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter merits prompt attention. This proposal does not impact our board’s current power to call a special meeting.

This proposal topic won more than 52%-support at our 2009 annual meeting and proposals often obtain higher votes on subsequent submissions. The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals upon receiving their first majority vote.

This proposal topic also won more than 60% support the following companies in 2009: CVS Caremark (CVS), Sprint Nextel (S), Safeway (SWY), Motorola (MOT) and R.R. Donnelley (RRD). William Steiner and Nick Rossi sponsored these proposals.

The merit of this Special Shareowner Meeting proposal should also be considered in the context of the need for improvements in our company’s 2009 reported corporate governance status:

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm rated our company “D” with “High Governance Risk” and “High Concern” in executive pay. Four directors, held 4 to 6 director seats each – over-extension concern: Dennis Reilley, Charles Lee, Thomas Usher and Shirley Ann Jackson. “Overboarding” calls into question our directors’ ability to conduct their duties effectively. Shirley Ann Jackson, with 6 board seats, received our most withheld votes at our 2009 annual meeting.

Our directors Seth Schofield, Charles Lee and Thomas Usher had long-tenure of 15 to 18-years – independence concern. These three directors held 5-seats on our most important board committees. Dennis Reilley, on two key board committees, was designated a “Flagged (Problem) Director” by The Corporate Library due to his Entergy Corporation board service during the Entergy bankruptcy. We had no shareholder right to act by written consent or cumulative voting.

The above concerns show there is need for improvement. Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 3

YOUR BOARD RECOMMENDS A VOTE AGAINST THE STOCKHOLDER PROPOSAL SEEKING AN AMENDMENT TO THE BY-LAWS TO LOWER THE THRESHOLD FOR STOCKHOLDERS TO CALL SPECIAL MEETINGS

We believe that the need for adoption of this proposal should be evaluated in the context of our overall corporate governance practices. Our Board is fully accountable to the stockholders. This accountability and responsiveness has been enhanced by:

•	Declassification of the Board, which resulted in the annual election of directors

•	Adoption of majority voting in the election of directors (plurality voting is used in contested elections)

•	Elimination of the supermajority voting provisions previously contained in our Restated Certificate of Incorporation and by-laws

•	Elimination of our Stockholder Rights Plan and adoption of the Policy Statement on Stockholders’ Rights Plans

•	Implementation of a 25% threshold to allow stockholders to call special meetings.

At our 2008 annual stockholder meeting, Mr. Nick Rossi submitted a stockholder proposal asking our Board to amend the by-laws and any other appropriate governing documents to give holders of 10% to 25% of our outstanding common stock the power to call a special stockholder meeting. This proposal was approved by our stockholders. As a result, our Corporate Governance and Nominating Committee and Board carefully considered the implications with giving stockholders the power to call special stockholder meetings. Based on the recommendation of this committee, our Board approved amendments to the by-laws in October 2008, to allow stockholders who, individually or collectively, own 25% or more of our outstanding common stock the right to request the calling of a special stockholder meeting.

At our 2009 annual stockholder meeting, Mr. Nick Rossi submitted a stockholder proposal asking our Board to amend the by-laws and any other appropriate governing documents to give holders of 10% of our outstanding common stock the power to call a special stockholder meeting. This proposal was approved by our stockholders with 265 million voting for and 237 million voting against the proposal.

We continue to believe that the 25% threshold reflects a fair balance between efficiency and stockholder empowerment, and that reducing the threshold to grant a smaller minority of stockholders the right to request that special meetings be called could result in a number of costly and time consuming special meetings to address the concerns of small groups of stockholders and, as a result, divert the attention of our Board and management from focusing on issues of importance to the vast majority of our stockholders.

In light of our Board’s continuing commitment of ensuring effective corporate governance practices and our concerns about diversion of the attention of our Board and management, we believe that adoption of the proposal is not in the best interests of our Company or our stockholders. We urge you to vote against the proposal and support our position that the 25% threshold reflects a fair balance between efficiency and stockholder empowerment.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Proposal No. 4

Shareholder Say on Executive Pay

Emil Rossi, P.O. Box 249, Boonville, CA 95415, owner of 300 shares of common stock, has given notice that he intends to present the following proposal at the annual meeting of stockholders. In accordance with applicable proxy regulations, the proposal and supporting statement, for which the Company accepts no responsibility, are set forth below.

4 – Shareholder Say on Executive Pay

RESOLVED - the shareholders of our company recommend that our board of directors adopt a policy requiring that the proxy statement for each annual meeting contain a proposal, submitted by and supported by Company Management, seeking an advisory vote of shareholders to ratify and approve the board Compensation’s Committee Report and the executive compensation policies and practices set forth in the Company’s Compensation Discussion and Analysis.

Statement of Emil Rossi

Votes on 2009 “Say on Pay” proposals averaged more than 46% in favor. More than 20 companies had votes higher than 50%, demonstrating strong shareholder support for this reform.

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said, “If the board can’t get executive compensation right, it’s been shown it won’t get anything else right either.”

The merits of this Executive Pay proposal should also be considered in the context of the need for improvements in our company’s pay practices. In 2009 the following pay practices were identified:

The Corporate Library rated our company “High Concern” in executive pay. CEO Clarence Cazalot’s restricted stock awards, made a number of years ago, continued to vest and continued to undermine the company’s claims to have a performance–based culture. In addition, the performance units, that made up half of the CEO’s Long Term Incentive award, were based on a performance period of only three years – woefully inadequate in the oil industry – and somewhat predictably can pay substantial awards for any kind of performance above the lower quartile.

The annual bonus was largely based on a single non-GAAP measure of adjusted net income. The proxy did not detail what adjustments can be or were made to either upstream or downstream net income. An executive perquisites cutback in April 2008 was timed with every single named executive officer receiving a salary increase, many of them substantial, regardless of promotions, rendering somewhat moot the reduction in perks. Source: The Corporate Library.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Shareholder Say on Executive Pay –

Yes on 4

YOUR BOARD RECOMMENDS A VOTE AGAINST THE

STOCKHOLDER PROPOSAL SEEKING RATIFICATION OF THE

BOARD’S COMPENSATION COMMITTEE REPORT AND

RATIFICATION OF THE EXECUTIVE COMPENSATION POLICIES

AND PRACTICES DISCLOSED IN THE COMPENSATION

DISCUSSION AND ANALYSIS

Your Board recommends a vote AGAINST Mr. Emil Rossi’s proposal requesting a non-binding stockholder ratification of 1) the Board’s Compensation Committee Report and 2) the executive compensation policies and practices set forth in the company’s Compensation Discussion and Analysis. The proposal submitted by Mr. Emil Rossi calls for a non-binding vote and would not affect any compensation paid or awarded to any named executive officer.

1) The Compensation Committee Report is merely a statement from the Committee indicating that they have reviewed and discussed the Compensation Discussion and Analysis with management and have recommended including the report in our proxy statement. Therefore, there is nothing in the Compensation Committee Report for stockholders to ratify.

2) The Compensation Discussion and Analysis provides disclosure about our policies and programs for compensation of named executive officers. As described in the Compensation Discussion and Analysis, the Compensation Committee, comprised entirely of independent directors, has an effective process for establishing executive compensation programs that are based on performance and reward the creation of stockholder value.

Mr. Emil Rossi cites the following concerns as the basis for his proposal. These concerns are listed below, along with our response:

•	CEO restricted stock awards that continue to vest – CEO Clarence Cazalot has not received a restricted stock award since May 25, 2005. Contrary to the assertion made in Mr. Emil Rossi’s proposal, his last grant vested 100% on May 25, 2008; therefore, there are no restricted stock awards that continue to vest for Mr. Cazalot.

•

The design of the performance units included in our named executive officers’ long-term incentive program – Mr. Emil Rossi’s proposal states that a three-year performance period is woefully inadequate in the oil industry. In actuality, the most common measurement period used for this type of performance plan for our industry is three years. Each year our external compensation consultant, Towers Watson, reviews the design of our performance unit program, including the measurement period, to determine prevalence and competitiveness.

•	Determination of annual bonus awards – Contrary to the claim made in Mr. Emil Rossi’s proposal, the determination of annual bonus awards for named executive officers was not based on a single adjusted net income metric. Rather, five company performance metrics, of which the two financial metrics were measured relative to our peer comparator group, plus individual performance, were used as a basis to determine bonus awards paid to named executive officers for performance in 2008. For Internal Revenue Code Section 162(m) tax purposes only, we did use a single net income measure to establish a bonus pool for named executive officers.

•	Base salary increases for named executive officers in 2008 – Mr. Emil Rossi’s proposal states that our named executive officers received salary increases in 2008 and that many of them were substantial, regardless of promotions. The facts are that only two out of six named executive officers received substantial salary increases. Our typical practice has been to bring executive salaries up to a competitive level of pay over a multi-year period. Consequently, one of these increases was to recognize the competitive salary level for a promotion and the other was to bring the officer to a market level of pay. The other named executive officers received regular market-based salary increases, with Mr. Cazalot’s annual increase at 5.6%.

Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate key talent that will deliver business results and value to our stockholders.

As stated in the Compensation Discussion and Analysis on page 56 of this proxy statement, the Compensation Committee encourages stockholders to communicate their views regarding our executive compensation programs.

For the reasons stated above, your Board of Directors recommends a vote AGAINST this proposal.

Audit and Finance Committee Report

Our committee has reviewed and discussed Marathon’s audited financial statements and its report on internal control over financial reporting for 2009 with Marathon’s management. We have discussed with the independent auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), the matters required to be discussed by Public Company Accounting Oversight Board’s AU Section 380 (Communication with Audit Committees). We have received the written disclosures and the letter from PricewaterhouseCoopers required by the applicable requirements of the Public Company Accounting Oversight Board for independent auditor communications with Audit Committees concerning independence. Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements and the report on internal control over financial reporting for Marathon be included in the Company’s Annual Report on Form 10-K for 2009 for filing with the Securities and Exchange Commission.

Shirley Ann Jackson, Chair

Gregory H. Boyce

David A. Daberko

William L. Davis

Charles R. Lee

Michael E. J. Phelps

Seth E. Schofield

Information Regarding the Independent Registered Public Accounting Firm’s Fees, Services and Independence

Independent Auditor Fees and Services

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) for the years ended December 31, 2009 and 2008 were:

	2009 (in 000’s)	2008 (in 000’s)

Audit(1)	$ 7,950	$ 8,189
Audit-Related	1,467	859
Tax
Tax Compliance	229	239
Other Tax	17	53
All Other	4	4

Total(2)	$ 9,667	$ 9,344

(1)	This amount includes $3.5 million and $3.6 million for the internal control assessment required by Section 404 of the Sarbanes-Oxley Act of 2002 in 2009 and 2008, respectively.

(2)	The Audit and Finance Committee adopted the Audit and Finance Committee Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services. This policy is attached as Appendix I to this proxy statement. The Audit and Finance Committee has pre-approved all the fees and services for 2009 and 2008. The Audit and Finance Committee did not utilize the de minimus exception in either year.

The Audit fees for the years ended December 31, 2009 and 2008 were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents, and assistance with and review of documents filed with the SEC.

The Audit-Related fees for the years ended December 31, 2009 and 2008 were for assurance and related services related to employee benefit plan audits, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

The Tax fees for the years ended December 31, 2009 and 2008 were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, preparation of individual income tax returns for expatriates and requests for rulings or technical advice from tax authorities.

The All Other fees for the years ended December 31, 2009 and 2008 were for services rendered for accounting research and internal audit software licenses.

Compatibility of PricewaterhouseCoopers’ Services with its Independence

The Audit and Finance Committee has considered whether PricewaterhouseCoopers is independent for purposes of providing external audit services to the Company, and the committee has determined that it is.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known to Marathon to beneficially own five percent or more of the common stock of Marathon:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Outstanding Shares

Blackrock, Inc.(1) 40 East 52nd Street New York, NY 10022	55,191,140(1)	7.8%(1)

FMR LLC(2) 82 Devonshire Street Boston, MA 02109	38,817,076(2)	5.484%(2)

(1)	Based on the Schedule 13G dated January 20, 2010 (filed: January 29, 2010) which indicates that it was filed by Blackrock, Inc., and stating their acquisition of Barclays Global Investors NA and certain affiliates on December 1, 2009, which are now included as subsidiaries of Blackrock, Inc. According to such Schedule 13G, Blackrock, Inc. is deemed to beneficially own 55,191,140 shares, and has sole voting power over 55,191,140 shares, shared voting power over no shares, sole dispositive power over 55,191,140 shares, and shared dispositive power over no shares.

(2)	Based on the Schedule 13G dated February 12, 2010 (filed: February 16, 2010) which indicates that it was filed jointly by FMR LLC (“FMR”) and Edward C. Johnson 3d, Chairman of FMR.

According to the Schedule 13G, (i) Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is an investment adviser and the beneficial owner of 34,505,088 shares and that Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole dispositive power over 34,505,088 shares owned by the funds, shared dispositive power over no shares, and that neither FMR or Edward C. Johnson 3d has sole or shared voting power to vote or direct the voting of the shares owned directly by the funds, which power resides with the funds Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Board of Trustees; (ii) Strategic Advisers, Inc., is a wholly-owned subsidiary of FMR and an investment adviser is deemed to beneficially own 11,494 shares; (iii) Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly-owned subsidiary of FMR and an investment adviser is deemed to beneficially own 731,180 shares, and that Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole voting power or the power to direct the voting over 731,180 shares, and each has sole dispositive power over 731,180 shares owned by the institutional accounts or funds advised by PGALLC; and (iv) Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR and a bank is deemed to beneficially own 781,191 shares, as a result of its serving as investment manager of institutional accounts owning such shares, and that Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole voting power or the power to direct the voting over 733,641 shares, and each has sole dispositive power over 781,191 shares owned by the institutional accounts managed by PGATC. FIL Limited (“FIL”) and various foreign-based subsidiaries provide investment advisory services to a number of non-U.S. investment companies and certain institutional investors. FIL is deemed to beneficially own 2,788,123 shares, has sole voting power or the power to direct the voting of 2,527,703 shares and no voting power over 260,420 shares held by the international funds, and dispositive power over 2,788,123 shares. Partnerships controlled predominately by members of the family of Edward C. Johnson 3d, Chairman of FMR and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals. FMR and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Securities Exchange Act of 1934 (the “Exchange Act”) and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 of the Exchange Act.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Marathon common stock beneficially owned as of January 31, 2010, except as otherwise noted, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. In calculating the percentage of outstanding stock, each listed person’s stock options or stock-settled stock appreciation rights that are or may be exercisable within sixty days have been added to the total outstanding shares.

Name	Shares		Restricted Stock(3)	Stock Options/ Stock Settled SARs Exercisable Prior to 04/01/10(4)(6)	Total Shares(7)		% of Total Outstanding(9)

Gregory H. Boyce	11,259	(1)			11,259		*
Clarence P. Cazalot, Jr.	678,276	(5)		2,019,556	2,697,832		*
David A. Daberko	41,088	(1)(2)			41,088		*
William L. Davis	39,112	(1)(2)(5)			39,112		*
Shirley Ann Jackson	41,394	(1)(2)			41,394		*
Philip Lader	39,767	(1)(2)			39,767		*
Charles R. Lee	70,796	(1)(2)			70,796		*
Michael E.J. Phelps	9,129	(1)			9,129		*
Dennis H. Reilley	41,288	(1)(2)			41,288		*
Seth E. Schofield	56,510	(1)(2)			56,510		*
John W. Snow	19,261	(1)			19,261		*
Thomas J. Usher	36,184	(1)(5)			36,184		*
Janet F. Clark	150,833		37,300	355,087	543,220		*
Gary R. Heminger	115,174	(2)	48,100	359,014	522,288		*
Steven B. Hinchman(8)	86,637	(2)	0	292,850	379,487		*
Jerry Howard	86,741	(2)	9,700	81,996	178,437		*
David E. Roberts, Jr.	26,635	(2)	40,300	166,165	233,100		*
All Directors and Executive Officers as a group (21 persons) (1)(2)(3)(4)(5)					5,216,886	(6)	*

(1)	Includes deferrals of annual retainers into common stock units under the Deferred Compensation Plan for Non-Employee Directors and the 2003 Incentive Compensation Plan prior to January 1, 2006, and non-retainer annual director stock awards in common stock units under the 2003 Incentive Compensation Plan and the 2007 Incentive Compensation Plan, including their respective dividend equivalent rights allocated in common stock units, as follows:

Name	Annual Retainer Deferred Into Common Stock Units	Non-Retainer Annual Common Stock Units

Gregory H. Boyce	0	11,259
David A. Daberko	12,173	24,915
William L. Davis	10,197	24,915
Shirley Ann Jackson	14,204	24,915
Philip Lader	10,197	24,915
Charles R. Lee	41,881	24,915
Michael E.J. Phelps	0	9,129
Dennis H. Reilley	12,173	24,915
Seth E. Schofield	29,081	24,915
John W. Snow	0	15,261
Thomas J. Usher	9,690	3,114

(2)	Includes shares held under the Marathon Thrift Plan, the United States Steel Savings Fund Plan for Salaried Employees, the Dividend Reinvestment and Direct Stock Purchase Plan, and the Non-Employee Director Stock Plan.

(3)	Reflects shares of restricted stock granted under the 2007 Plan, which are subject to limits on sale and transfer and can be forfeited under certain conditions.

(4)	The number of shares shown includes the shares each person would have received had they exercised their stock-settled SARs based on the fair market value (i.e., closing price) of Marathon’s common stock on January 29, 2010.

(5)	Includes 83,000 shares indirectly held by Mr. Cazalot under a grantor retained annuity trust in which his spouse is the trustee and the trust is for the benefit of her and her children and 83,000 shares indirectly held by Mr. Cazalot, as trustee of a grantor retained annuity trust, for the benefit of him and his children. Includes 2,000 shares indirectly held by Mr. Davis in the William L. Davis III Revocable Trust. Includes 22,018 shares indirectly held by Mr. Usher through a Revocable Trust Account governed by a Revocable Trust Agreement, dated July 3, 2001, pursuant to which Mr. Usher is the settlor, co-trustee with his spouse and beneficial owner of the shares held in said account.

(6)	Includes vested options exercisable within sixty days of January 31, 2010, including the following number of options that are not-in-the-money as of January 29, 2010: C. P. Cazalot, Jr.: 727,466; J. F. Clark: 120,532; G. R. Heminger: 163,999; S. B. Hinchman: 95,399; J. Howard: 36,133; D. E. Roberts, Jr.: 125,399; and all other executive officers as a group: 76,867.

(7)	None of the shares are pledged as security.

(8)	Mr. Hinchman retired on June 1, 2009. All information relating to Mr. Hinchman in this table and related footnotes is as of the date of his retirement.

* (9)	The percentage of shares beneficially owned by each director or nominee, or each executive officer does not exceed one percent of the common shares outstanding; and the percentage of shares beneficially owned by all directors and executive officers of the Company, as a group, does not exceed one percent of the common shares outstanding.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, file reports of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or Form 5 with the Securities and Exchange Commission. Based solely on the Company’s review of the reporting forms and written representations provided to the Company from the individuals required to file reports, the Company believes that each of its directors and executive officers has complied with the applicable reporting requirements for transactions in the Company’s securities during the fiscal year ended December 31, 2009.

Compensation Committee Report

Our committee has reviewed and discussed Marathon’s Compensation Discussion and Analysis report for 2009 with Marathon’s management. Based on the review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis report be included in the Company’s 2010 annual proxy statement.

David A. Daberko, Chair

Gregory H. Boyce

Shirley Ann Jackson

Charles R. Lee

Dennis H. Reilley

Seth E. Schofield

John W. Snow

Compensation Discussion and Analysis
Executive Summary	Executive compensation at Marathon consists primarily of the following components:
	•	Base salary - Generally targeted at the peer group 50th percentile.

	•	Annual cash bonus - Intended to reward the individual for performance during the preceding calendar year. Annual cash bonus targets are set at the peer group 50th percentile; however, actual bonus payout may increase or decrease from the targeted amount based upon company, organizational, and individual performance.

	•	Long-term incentives (performance units, stock options and restricted stock) – Generally granted at the peer group 50th percentile.

	•	Post-employment benefits (including pension and change-in-control benefits).

All executive compensation decisions are made by the Compensation Committee of our Board of Directors (the “Committee”), which is composed of seven independent directors. The Committee considers company performance, operational performance, and individual performance when making compensation decisions for our named executive officers. Our Compensation Discussion and Analysis provides a thorough report of our compensation programs for named executive officers.

Introduction

Our operational performance in 2009 was very strong, which is a key consideration for the Committee when making executive compensation decisions. In our Exploration and Production segment, our average production available for sale hit the 405,000 barrels of oil equivalent per day mark, an increase of approximately nine percent over 2008. In our Oil Sands Mining segment, the Athabasca Oil Sands Project in Canada achieved 32,000 barrels per day of synthetic crude oil sales and progressed Expansion 1 toward a second half 2010 start up. In our Refining, Marketing and Transportation segment, we achieved our best overall refinery mechanical availability as compared to each of the last six years. Additionally, as compared to 2008, our Speedway SuperAmerica LLC subsidiary increased same store merchandise sales by 11.4 percent and same store gasoline sales volumes by 1.1 percent.

In the face of one of the most challenging economic environments in decades, Marathon successfully executed a substantial capital investment program designed to focus on profitable growth, while maintaining a solid balance sheet and strong financial position, ending 2009 with a 23 percent cash-adjusted debt-to-capital ratio. We also completed asset sales generating $2.4 billion in transaction value. However, largely due to the decreased commodity prices for crude oil and natural gas in 2009, our net income decreased when compared to 2008. The average price of oil for 2008 was approximately $100 per barrel, while the average price of oil for 2009 was approximately $62 per barrel, and the price of natural gas decreased more than 50 percent for the same period. As a result of these market conditions, executing successfully on our business plan was challenging.

As described below, our executive compensation program is based on a pay-for-performance philosophy and is designed to align the interests of our executive officers with those of our stockholders and reinforce our business objectives and values.

Our named executive officers for 2009 are listed below. Mr. Hinchman retired on June 1, 2009. When we refer to “named executive officers” throughout this disclosure, we are referring to all six executive officers listed below.

Name	Job Title

C. P. Cazalot, Jr.	President and Chief Executive Officer

J. F. Clark	Executive Vice President and Chief Financial Officer

G. R. Heminger	Executive Vice President, Downstream

D. E. Roberts, Jr.	Executive Vice President, Upstream

J. Howard	Senior Vice President, Corporate Affairs

S. B. Hinchman	Retired Executive Vice President, Technology and Services

Compensation Objectives	Our executive compensation program is designed to achieve the following objectives:
	•	Attract talented and experienced executive officers by providing competitive incentives for them to accept the risks and responsibilities of their positions;
	•	Motivate our executive officers by rewarding them for individual and collective contributions to our success, including increasing stockholder value; and
	•	Retain knowledgeable and experienced executive officers who directly impact our current and future success.

Compensation Program Design

We currently operate in a highly competitive environment for talented executive leadership.
Therefore, we believe it is necessary and appropriate to benchmark our executive compensation against peer group companies to enhance our ability to attract and retain executives.

To assist in accomplishing the objectives of our compensation program, the Committee engages a compensation consultant, Towers Watson (formerly Towers Perrin), to provide consulting services on executive compensation matters. The terms of the relationship with
Towers Watson are set forth in an agreement between the Committee and the compensation consulting firm. Towers Watson has served as the Committee’s compensation consultant since
2005. Towers Watson did not provide any non-compensation related services to Marathon and did not provide any individual services to our named executive officers in 2009.

The Committee requests its compensation consultant to prepare a comprehensive study of executive officer compensation on an annual basis each fall and directs the consultant regarding the items to be included each year. The scope of services includes collecting comparative market data on executive officer and director compensation and assessing the competitiveness of our executive officer and director compensation programs.

Many of the items included in the study remain the same from year to year; however, in 2009 the Committee asked the consultant to perform additional analysis of certain key issues. For example, in 2009 the consultant conducted an in-depth assessment of areas of risk related to executive compensation. The Committee uses this study as one tool in evaluating our compensation practices and competitive pay levels for our named executive officers in making appropriate compensation and program design decisions. Topics covered in the 2009 study include:

•	Target and actual total direct compensation (base salary plus annual incentive plus long-term incentives);

•	Annual incentive performance measures commonly used;

•	Appropriate mix and level of long-term incentives;

•	Shares available and share usage under our long-term incentive plan compared to peers;

•	Executive compensation areas of risk;

•	Change-in-control benefits; and

•	Emerging pay practices, including common stockholder proposals and corporate governance initiatives.

For purposes of this study, peer companies are those with whom we compete for talent and are selected by the Committee based on a comparison of pertinent financial measures. These financial measures include revenue, market capitalization and cash flow.

Named executive officer positions were compared to comparable positions at select peer companies. Data was available for four of the six named executive officer positions. The peer companies Towers Watson used in the competitive analysis were: Anadarko Petroleum Corporation, Apache Corporation, BP p.l.c., Chevron Corporation, ConocoPhillips, Devon Energy Corporation, Hess Corporation, Occidental Petroleum Corporation, Shell Oil Company, Sunoco Inc., Tesoro Corporation, and Valero Energy Corporation. Depending on the business segment for which a named executive officer is responsible, the list of companies used for comparison may vary. For example, the comparison for Executive Vice President, Downstream only included companies with integrated or pure downstream businesses but did not include companies with pure upstream businesses.*

All named executive officers are covered by the same compensation plans, policies, and practices. The only differentiation is that our Chief Executive Officer does not receive restricted stock. The Committee determined all of the CEO’s long-term incentive compensation should be tied to Marathon’s stock price performance.

*Our Exploration and Production, Integrated Gas, and Oil Sands Mining segments are collectively referred to as “upstream.” Our Refining, Marketing, and Transportation segment is referred to as “downstream.”

Stock Ownership Requirements and Anti-Hedging Policy	Stock ownership requirements reinforce the alignment of interests between our officers and stockholders. All of our officers who are “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934 are subject to our stock ownership requirements. The stock ownership requirements are as follows:

	•	Chief Executive Officer – five times base salary;

	•	Executive Vice Presidents – four times base salary;

	•	Senior Vice Presidents – three times base salary; and

	•	Vice Presidents – two times base salary.

Executive officers have five years from their appointment date to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress towards the requirements on at least an annual basis. Executive officers who have not reached the required level of stock ownership and who exercise stock options are expected to hold the shares they receive upon exercise (after taxes) so that they meet their requirement in a timely manner. Our named executive officers (excluding Mr. Hinchman, who retired in 2009) currently either meet the stock ownership requirements or are still within five years from their appointment date.

In order to ensure that officers bear the full risks of stock ownership, our corporate policies prohibit officers from engaging in hedging transactions related to our stock. Officers are also prohibited from pledging or creating a security interest in any Marathon shares they hold, including shares in excess of the applicable ownership requirement.

Executive Compensation Risk Assessment

Based on an examination of our executive compensation programs, the Committee does not believe any of our executive compensation programs encourage excessive risk. Rather, the Committee believes that many of our long-standing practices mitigate the risks associated with some executive compensation programs. For example, the stock ownership guidelines described above encourage our executive officers to focus on creation of long-term value for stockholders rather than solely focusing on short-term results. In addition, our compensation programs are designed so that the compensation mix is not overly focused on either short-term or long-term incentives.

Our annual cash bonus program is based on a balanced set of metrics, which are objective and not driven by commodity prices. These metrics include percentage change in segment income, which is measured relative to our peers, as well as operational and corporate safety metrics. In addition, the Committee considers the achievement of individual performance commitments and overall corporate performance. Further, annual cash bonuses are paid only after the Board has reviewed audited financial statements for the performance year.

Our long-term incentives are primarily based on stock price appreciation, which is determined by how the market values our common stock. The Committee believes that selection of three different types of long-term incentives (performance units, stock options and restricted stock) helps to minimize the risk that officers will take actions that could cause harm to the corporation and its stockholders. The Committee elected to use performance units rather than performance shares because the performance unit design caps the per unit payout at $2 per unit.

In 2010, the Committee adopted a clawback policy, which will apply to annual cash bonuses payable to executive officers in 2011 and beyond and long-term incentives granted to executive officers in 2010 and beyond. The policy would generally be triggered in the event of a material accounting restatement due to noncompliance with financial reporting requirements, or commission of fraud or embezzlement by an executive officer.

Finally, our executive compensation programs are overseen by a Committee of independent directors, who are advised by an external compensation consultant. The external compensation consultant does not provide any other consulting or actuarial services to Marathon.

Base Salary

Five of our six named executive officers did not receive base salary increases in 2009. In making this decision, the Committee considered each named executive officer’s current salary as compared to the available market 50th percentile as provided in the Towers Watson study along with individual performance and the uncertain economic environment.

Due to Mr. Roberts’ promotion from Senior Vice President to Executive Vice President in 2008, he was the only named executive officer to receive a base salary increase in 2009. The Committee’s philosophy is to increase salaries of promoted officers over a multi-year period. Therefore, the Committee approved a 14 percent base pay increase effective April 1, 2009 increasing his salary from $700,000 to $800,000 and bringing his base salary within the 50th percentile range.

The base salary decisions made in 2009 for named executive officers placed base salaries between 92 percent and 97 percent of the market 50th percentile data of the study conducted by Towers Watson in the fall of 2008. The Committee does not use a formula to calculate base salary increases for named executive officers.

Annual Cash Bonus

The named executive officers’ annual cash bonus program for 2009 was intended to closely link annual bonus payments made to our named executive officers to company performance and each individual officer’s performance for the calendar year. The Committee determined the annual cash bonus of each named executive officer for 2009 based primarily on the following criteria:

	•	Company performance, including achievement of the specific performance metrics established by the Committee during the first quarter of 2009;

	•	Individual performance, including demonstrated leadership and ethics; and

	•	External competitiveness, with bonus targets set at or near the 50th percentile for similar positions at peer companies.

Within the structure of the bonus program, the Committee ultimately uses its discretion to make the final determination of bonus payments for our named executive officers. Bonus payments reflect Marathon’s overall strong performance in 2009.

The discussion below provides more information about the components of the officers’ annual cash bonus program for 2009, as well as additional factors that influenced the bonus payments approved by the Committee.

2009 Bonus Targets The bonus targets for the named executive officers were as follows:

Name	2009 Officer Level	2009 Bonus Target (as % of Base Salary)

C. P. Cazalot, Jr.	CEO	120%

J. F. Clark	EVP	95%

G. R. Heminger	EVP	95%

D. E. Roberts, Jr.	EVP	95%

J. Howard	SVP	75%

S. B. Hinchman	Retired EVP	95%

Although targets are set at competitive levels, actual bonus payments varied from the target amount depending upon company, organizational and individual performance for the year.

Performance Metrics for 2009 Annual Cash Bonus Program

During the first quarter of 2009, the Committee established the performance metrics shown in the table below.

Two metrics represent upstream performance, two metrics represent downstream performance, and the corporate safety metric represents a combination of both upstream and downstream performance. Two metrics measure operational performance and two metrics measure financial performance. The metrics are outlined below and described more fully in the footnotes to the table:

•	Net Production: A significant indicator of the success of our Exploration and Production (“E&P”) segment.

•	Year-on-Year Competitive Comparison – E&P and Integrated Gas combined segment income adjusted for special items: Represents the percent increase or decrease in adjusted segment income in 2009 vs. 2008, as compared to a group of nine integrated and pure upstream companies.

•	Year-on-Year Competitive Comparison – U. S. Downstream segment income adjusted for special items: Represents the percent increase or decrease in adjusted segment income in 2009 vs. 2008, as compared to a group of seven integrated and pure downstream companies.

•	Mechanical availability: A significant indicator of the success of our downstream business.

•	Corporate Safety: A core value of our company and an important measure of our success.

Once company performance metrics were selected, the Committee then determined the target level of performance for each metric by evaluating factors such as performance achieved in the immediately preceding year, anticipated challenges for the next year, business plan and company strategy.

As shown in the table below, we achieved above target level performance on four of the five company metrics.

Performance Metric	Target Performance	Performance Achieved
E&P Net Production (a)	397,000 barrels of oil equivalent per day	411,300 barrels of oil equivalent per day [above target]
Year-on-Year Competitive Comparison – E&P and Integrated Gas Combined Segment Income Adjusted for Special Items (b)	3rd – 5th position out of 10 companies	4th position [target]
Year-on-Year Competitive Comparison – U.S. Downstream Segment Income Adjusted for Special Items (c)	3rd – 5th position out of 8 companies	2nd position [above target]
Downstream Mechanical Availability (d)	94.50%	96.84% [above target]
Corporate Safety - OSHA Recordable Incident Rate (e)	.71	.47 [above target]

(a)

E&P Net Production is calculated as production available for sale and then adjusted for pricing effects as a result of production sharing contracts, catastrophic events, and acquisitions and divestitures. This number differs from the reported level of average E&P production available for sale of 405,000 barrels of oil equivalent per day, which is from continuing operations, and does not include these adjustments. Production available for sale during the year can differ from production sold primarily as a result of the timing of international crude oil liftings and natural gas sales.

(b)	Total of 10 comparator companies, including Marathon. E&P segment income was adjusted to include Integrated Gas segment income. Comparator company income was also adjusted for special items or other like items. The comparator companies for the E&P and Integrated Gas combined segment income metric were Anadarko, BP, Chevron, ConocoPhillips, ExxonMobil, Hess, Murphy, Occidental, and Royal Dutch Shell. This is a non-GAAP metric. This metric is calculated as the sum of our E&P segment income and Integrated Gas segment income, as presented in our audited consolidated financial statements. To ensure consistency of this metric when comparing to our peers, adjustments to peer company segment income are sometimes necessary to exclude certain unusual items reflected in their results.

These comparator companies differ slightly from the peer companies used in the Towers Watson competitive study, primarily due to the use of different accounting methods which makes comparing results impractical.

(c)	Total of 8 comparator companies, including Marathon. Comparator company U.S. downstream income was adjusted for special items or other like items. The comparator companies for the downstream segment income metric were BP, Chevron, ConocoPhillips, ExxonMobil, Sunoco, Tesoro, and Valero. This is a non-GAAP metric. This metric is calculated as our Refining, Marketing and Transportation segment income before taxes, as presented in our audited consolidated financial statements. To ensure consistency of this metric when comparing to our peers, adjustments to peer company segment income before taxes are sometimes necessary to exclude certain unusual items reflected in their results.

(d)	Downstream Mechanical Availability represents the percentage of time throughout the entire calendar year that critical downstream equipment is available to perform its primary function. This metric primarily measures the mechanical availability of the processing equipment in our refineries, but also includes critical equipment in our pipeline, marine, and terminal operations.

(e)	Excludes Speedway SuperAmerica LLC. In the event of a fatality, payout is determined by the Committee. The Occupational Safety and Health Administration (“OSHA”) Recordable Incident Rate is calculated by taking the total number of OSHA recordable incidents, multiplying by 200,000 and dividing by the total number of hours worked.

The Committee considered these performance metrics when determining the portion of the annual cash bonus payment that is related to overall company performance.

Organizational and Individual Goals for 2009 Annual Cash Bonus Program

At the beginning of each year, each named executive officer develops performance goals relative to his or her organizational responsibilities which, for named executive officers other than the CEO, are then discussed with and approved by the CEO. Similarly, the CEO’s performance goals are developed by the CEO and then discussed with our Board of Directors.

Named executive officers’ performance goals are required to be directly related to our business objectives. Examples of named executive officers’ performance goals for 2009 include rate of production, refinery throughput, reserve replacement, income per barrel, major projects, emerging technologies, safety, environmental performance, cost containment, and financial discipline while ensuring overall operational efficiency.

In evaluating the individual performance of each named executive officer, the most significant factor is achievement of business objectives within his or her organization. At the end of each year, each named executive officer’s performance is measured against his or her previously agreed upon performance goals. An additional consideration is the named executive officer’s adherence to Marathon’s core values, which emphasize health and safety, environmental stewardship, honesty and integrity, corporate citizenship, high performance, and diversity.

2009 Performance Achievements for Annual Cash Bonus Program

In evaluating the contributions made by our named executive officers, the Committee considered the following achievements during 2009:

	•	Realized total stockholder return of 31 percent;

	•	Completed asset sales generating $2.4 billion in transaction value;

	•	Completed Garyville Major Expansion project on schedule in the fourth quarter and began full integration with the base refinery;

	•	Increased production available for sale by approximately 9 percent over 2008 to 405,000 barrels of oil equivalent per day in our Exploration & Production segment;

	•	Advanced Droshky development in the Gulf of Mexico, which is currently on schedule and under budget;

	•	Achieved first oil from the Volund field in Norway ahead of schedule;

	•	Increased unconventional oil and gas developments, with the Bakken Shale production ramp-up reaching a year-end rate over 11,000 net barrels of oil equivalent per day and increased drilling execution in the Piceance Basin;

	•	Achieved outstanding asset reliability in our upstream and downstream operations exceeding 95 percent; and

	•	Increased Speedway SuperAmerica light product volume, merchandise sales and gross margin over those achieved in 2008; and Speedway® was named best gasoline brand in the nation in its category in the 2009 EquiTrend® Brand Study.

We operated our assets with a high degree of reliability and cost control to maximize profitability. These achievements have us well-positioned to benefit from the ongoing global economic recovery and higher overall demand for our products.

In addition to both our company and operational performance, the Committee considers the marketplace for executive talent within our industry. The Committee also considers the competitiveness of our annual cash bonus program, relative to the programs of our peer companies.

2009 Annual Bonus Payments

The Committee engaged in a discussion regarding annual cash bonus payments to our CEO and our other named executive officers. Consistent with Marathon’s pay-for-performance philosophy, the Committee rewarded our named executive officers for their contributions to our overall strong performance with annual cash bonus payments moderately above target. The Committee chose not to award a bonus to Mr. Hinchman, who retired on June 1, 2009.

Grants of Long- Term Incentive Awards

As shown below, the intended value of long-term incentives represents over two-thirds of total compensation for our CEO and over one-half of total compensation for our other named executive officers. Total variable compensation, including both long-term and short-term incentives, represents 87 percent of total compensation for our CEO and 81 percent of total compensation for our other named executive officers.

*The Committee makes its compensation decisions based on intended value. Intended value reflects standard valuation methodologies and differs from the grant date fair values determined for accounting purposes under U.S. generally accepted accounting principles and shown in the Summary Compensation and Grants of Plan-based Awards tables.

After considering the competitive intended values provided by the compensation consultant, the Committee then grants long-term incentive awards to each named executive officer. Long-term incentive awards are based on intended dollar value, rather than a set number of performance units, stock options or restricted shares.

The Committee approves annual long-term incentive awards at its regularly-scheduled February meeting, the date of which is generally set at least one year in advance. The grant date for awards to named executive officers is the date the Committee meets; however, if the Committee meets after the market has closed, the grant date is the next trading day. The grant price for stock options is equal to the closing price of a share of our common stock on the grant date. In February 2009, the Committee met after the market had closed, therefore the grant date for 2009 awards was the next trading day.

As indicated above, the Committee awarded long-term incentives in the form of performance units, stock options and restricted stock in 2009. Each type of long-term incentive award is designed to accomplish a slightly different set of objectives. Performance unit awards are tied to total stockholder return (“TSR”), including dividends, relative to the companies included in the Amex Oil Index (“XOI”). Stock option awards align the interests of named executive officers and stockholders by linking compensation to appreciation in Marathon’s stock price. While a minor portion of the long-term incentive mix for the other named executive officers, restricted stock awards serve as an important retention tool and are prevalent among our peers. Restricted stock awards have not been granted to the CEO.

For 2009, our named executive officers other than our CEO received the following mix of long-term incentive awards, based on intended value: 40 percent performance units, 40 percent stock options, and 20 percent restricted stock. The Committee believes this mix of long-term incentive awards provides an appropriate balance between the dual objectives of tying compensation to stock performance and providing retention incentives to these officers.

For the fourth consecutive year, the Committee decided that all of the CEO’s long-term incentive compensation should be more directly tied to the performance of our stock than the incentive compensation provided to our other named executive officers. Based on intended value, Mr. Cazalot’s long-term incentive awards were evenly divided between performance units and stock options.

The Committee determines the number of awards necessary to deliver the intended long-term incentive value for each named executive officer based on standard valuation methodologies utilized by the Committee’s external compensation consultant for each type of long-term incentive. For example, to determine the number of performance units awarded, the targeted dollar value was divided by an expected value ratio, which incorporates factors such as stock price volatility and risk of forfeiture. Due to the nature of long-term incentive awards, the actual long-term incentive value realized to each named executive officer will depend on the price of the underlying stock at the time of vesting or exercise.

The long-term incentives granted in 2009 to named executive officers placed the present value of long-term incentive awards between 77 percent and 96 percent of the available market 50th percentile data of the study conducted by Towers Watson in the fall of 2008. The long-term incentives granted in 2009 placed the CEO at 96 percent of the 50th percentile.

Each of our long-term incentive award types is discussed in more detail below.

Performance Units

The Committee believes that a performance unit program based on our TSR performance relative to peer companies is an important complement to stock options and restricted stock, because the performance unit program provides an incentive to both increase our stockholder return and outperform our peers included in the XOI. The XOI is a published stock index which represents a cross-section of publicly-traded corporations involved in various phases of the oil and gas industry and provides a meaningful benchmark for comparing our stock performance.

TSR is determined by taking the sum of stock price appreciation or reduction, plus cumulative dividends for the three-year period, and dividing that total by the beginning stock price. The beginning and ending stock prices are the average closing stock price for the month immediately preceding the beginning and ending dates of the measurement period.

The program was designed to encourage named executive officers to continually add stockholder value over the long-term. The Committee believes that the program discourages taking excessive or inappropriate risks, as it caps the maximum payout at $2 per unit. The target value of each performance unit is $1, with the actual payout varying from $0 to $2 (0 percent to 200 percent of target) based on Marathon’s relative TSR ranking for the measurement period. For example, a 100 percent payout percentage pays out at $1 per unit.

For the three-year performance period ending in 2009, our ranking was 11 out of the 13 XOI companies. Because this ranking was in the bottom quartile, there was no payout. The payout percentages for the three-year performance periods ending in 2007 and 2008 were 200 percent and 83.33 percent, respectively. Thus, our named executive officers experienced a significant decrease in variable pay for 2009.

Stock Options

Stock options provide a direct link between officer compensation and the value delivered to stockholders. The Committee believes that stock options are inherently performance-based, as option holders only realize benefits if the value of our stock increases following the date of grant.

The grant price of our stock options is equal to the closing sales price per share of our common stock on the grant date, which was February 25, 2009 for the options granted to named executive officers during 2009. If not forfeited according to the terms of the grant, these stock options have a three-year pro-rata vesting period and a maximum term of ten years.

Restricted Stock

The Committee granted restricted stock to the named executive officers, other than Mr. Cazalot, for diversification of the mix of long-term incentive awards and for retention purposes. The restricted stock grants are also intended to help named executive officers increase their holdings in our stock.

If not forfeited according to the terms of the grant, the 2009 restricted stock awards will vest in full on the third anniversary of the date of grant, which will be February 25, 2012. Prior to vesting, restricted stock recipients have voting rights and the right to receive dividends on the restricted shares.

Post-Employment Benefits

Retirement

We believe that it is important to help our employees plan for a secure retirement. Accordingly, we sponsor and contribute to both tax-qualified defined benefit and defined contribution retirement plans for a broad-based group of employees. Individuals can contribute to our defined contribution retirement plan. We also sponsor retiree medical plans for a broad-based group of employees.

In addition, named executive officers participate in unfunded, nonqualified defined benefit and defined contribution retirement plans. These plans provide benefits that participants would have otherwise received under our tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Such nonqualified benefits are common among our peer companies. The formula of the nonqualified defined benefit plans provides an enhancement for named executive officers by taking into account the three highest bonuses earned during their last ten years of employment. Whereas, the benefit formula used for non-officers is based on the highest consecutive three-year compensation, including bonuses, earned during the last ten years of employment, which may or may not include the participant’s three highest bonuses. The Committee believes this enhancement is appropriate in light of the greater volatility of bonuses paid to named executive officers.

Each named executive officer is also eligible to participate in one of our two elective nonqualified deferred compensation plans. Under these plans, our named executive officers are eligible to defer up to 20 percent of their salary and bonus each year. The investment options available under these plans generally mirror those available to all employees under the tax-qualified Marathon Thrift Plan.

Distributions from the nonqualified plans are made following termination or retirement in the form of a lump sum and are compliant with Section 409A of the Internal Revenue Code to the extent required.

In addition, named executive officers’ stock options immediately vest and become exercisable upon retirement, which is a competitive practice in our industry. Unvested restricted stock awards are forfeited upon retirement, except in the case of mandatory retirement, in which case unvested restricted stock vests in full. Under our mandatory retirement policy, an officer must retire on the first day of the month following the officer’s 65th birthday. For performance units, in the case of retirement where a named executive officer has worked more than half of the performance period, awards may be vested on a prorated basis at the discretion of the Committee.

Under both our tax-qualified and nonqualified retirement and deferred compensation plans, participating employees are eligible for retirement once they have reached age 50 and have ten or more years of vesting service. The named executive officers who are currently retirement-eligible are Mr. Cazalot, Mr. Heminger and Mr. Howard. Mr. Hinchman retired on June 1, 2009.

Effective January 1, 2010, the formula under which new benefits will accrue under our defined benefit retirement plans for Marathon employees, including the named executive officers, will change to a cash balance formula.

Death or Disability

In the event of death or disability, our named executive officers are entitled to the vested benefits they have accrued under our standard benefits programs. Long-term incentive awards will immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards will continue to vest as if the named executive officer remained employed during the period of disability.

Other Termination

Our named executive officers do not have employment agreements and are not entitled to any special executive severance payments, other than the change-in-control termination benefits described below. Marathon has a policy requiring that our Board of Directors seek stockholder approval or ratification of certain severance agreements for senior executive officers that would require payment of cash severance benefits exceeding 2.99 times the officer’s salary plus bonus for the prior calendar year.

Change-in-Control Termination

We believe that our named executive officers should be encouraged to act in the best interests of our stockholders when a change-in-control transaction is under consideration. For this reason, in 2002 we adopted our executive change-in-control severance benefits policy, which provides certain benefits upon a change-in-control of Marathon and is designed to ensure continuity of management through a change-in-control transaction.

In 2009, the Committee directed Towers Watson to analyze change-in-control practices within the peer group used in the annual competitive compensation study. After reviewing this study, the Committee determined that our executive change-in-control policy was generally in line with our peer group and appropriate for Marathon. Therefore, the Committee did not make any changes to the policy in 2009. No changes, except as necessary to comply with law, have been made to our executive change-in-control severance benefits policy since the policy was first adopted.

Immediately upon a change-in-control, all of our named executive officers’ long-term incentive awards would become fully vested and exercisable, which is a competitive practice among our peers. Outstanding performance units would vest at the target value upon a change-in-control. The benefits payable to named executive officers in the event they are terminated following a change-in-control or in connection with a “potential change-in-control” are outlined on pages 70-73, where our executive change-in-control policy is described in more detail.

Other Benefits

Marathon offers very limited perquisites to our named executive officers. Our named executive officers may seek reimbursement for certain tax, estate, and financial planning services up to a specified annual maximum each year, including the year following death or retirement. Our named executive officers are also offered an enhanced annual physical examination.

As shown in the tables below, personal use of aircraft by named executive officers is extremely minimal. Unless otherwise authorized by the CEO (or in the case of the CEO, the Chairman of the Board of Directors), our named executive officers may not use corporate aircraft for personal use. Occasionally spouses or other guests will accompany our named executive officers on the aircraft when space is available on business-related flights. When the spouse or guest’s travel does not meet the Internal Revenue Service standard for business use, the cost of that travel is imputed as income to the named executive officer.

Overall, these benefits are significantly limited when compared to prevailing market practices in the industry.

Tax Considerations

The Committee considers the tax effects to both Marathon and the named executive officers when making executive compensation decisions and has a practice of delivering compensation in a tax-efficient manner whenever reasonable. However, the priority of the Committee is to provide compensation that reflects performance and is competitive within our industry. Therefore, some of the compensation awarded by the Committee is not deductible by Marathon due to the limitations of Section 162(m) of the Internal Revenue Code.

Section 162(m) states that the amount of compensation that we may deduct each year for our Chief Executive Officer and each of the three most highly paid officers (other than our Chief Financial Officer, who is excluded from this provision for 2009) is $1,000,000. Elements of compensation which qualify as “performance-based compensation” are deductible even if in excess of this $1,000,000 limit. The Committee has approved a base salary for Mr. Cazalot that exceeds the Section 162(m) limitation of $1,000,000, and therefore his base salary is not deductible in full.

As required under Section 162(m), our stockholders have approved the material terms of performance goals for awards to named executive officers, which are contained in our 2007 Incentive Compensation Plan. This list of performance goals includes both financial and operational measures. For 2009, solely for Section 162(m) tax purposes, we used a financial goal to establish a bonus pool for named executive officers. However, the determination of actual annual cash bonus payments for named executive officers is described in the Annual Cash Bonus section on pages 45-49.

Other than time-based restricted stock, long-term incentives awarded to our named executive officers in 2009 were designed to be performance-based compensation and therefore should be fully deductible. Time-based restricted stock awards would only be deductible if a named executive officer’s compensation for the year that is not performance based does not exceed the Section 162(m) limitation when the awards vest.

We believe our nonqualified deferred compensation plans and other benefits comply with Section 409A of the Internal Revenue Code, which was added as part of the American Jobs Creation Act of 2004. Section 409A imposes additional income taxes, as well as interest and penalties, unless the form and timing of deferred compensation payments have been fixed in order to eliminate both officer and company discretion.

Compensation Committee of Our Board of Directors

The Compensation Committee of the Board of Directors is charged with overseeing and approving all compensation for our executive officers. The Committee is comprised only of independent, non-employee directors. The members who currently serve on the Committee in 2010 are Mr. Daberko, who is the Chairman, Mr. Boyce, Dr. Jackson, Mr. Lee, Mr. Reilley, Mr. Schofield, and Mr. Snow.

The Committee meets at least four times a year and has the opportunity to meet in executive session at each of its meetings. When practicable, the Committee previews and discusses significant compensation decisions at one meeting before giving formal approval at a subsequent meeting. With the help of its compensation consultant and our staff, the Committee keeps abreast of and discusses legal and regulatory developments pertaining to executive compensation throughout the year.

The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all other executive officers. However, all final compensation decisions for our executive officers are approved by the Committee.

Stockholder Say on Pay

The Committee encourages stockholders to communicate their views regarding our executive compensation programs. We think that active dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs. We encourage stockholders to communicate directly with both management and the Committee about executive compensation. To facilitate this communication, members of our senior management team reach out on an ongoing basis to our largest stockholders.

Stockholders may contact the Chairman of the Committee to provide input on executive compensation matters at any time by email: compchair@marathonoil.com.

Stockholders may also contact management to provide input on executive compensation matters at any time by contacting Howard J. Thill, Vice President, Investor Relations and Public Affairs by email: hjthill@marathonoil.com.

Executive Compensation Tables and Other Information

The following table summarizes the total compensation awarded to, earned by, or paid to Mr. Cazalot, President and Chief Executive Officer, Ms. Clark, Executive Vice President and Chief Financial Officer, and the other three most highly compensated executive officers of Marathon who were serving as officers at the end of 2009, as well as Mr. Hinchman who served on our executive leadership team until his retirement on June 1, 2009, (collectively, “named executive officers”) for services rendered as named executive officers during 2009, 2008 and 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6) ($)	All Other Compensation(7) ($)	Total ($)
C. P. Cazalot, Jr. President and Chief Executive Officer	2009 2008 2007	1,400,000 1,381,250 1,294,000	2,100,000 1,700,000 3,864,000	0 0 0	2,845,791 2,903,832 5,180,710	0 2,083,250 2,400,000	2,458,412 992,329 1,166,639	225,403 275,745 326,983	9,029,606 9,336,406 14,232,332

J. F. Clark Executive Vice President and Chief Financial Officer	2009 2008 2007	650,000 637,500 581,000	750,000 800,000 715,000	531,186 402,264 463,980	683,305 551,624 829,330	0 673,306 1,254,600	547,779 212,246 232,177	106,881 98,058 103,383	3,269,151 3,374,998 4,179,470

G. R. Heminger Executive Vice President, Downstream	2009 2008 2007	900,000 856,250 706,000	950,000 1,100,000 925,000	619,320 549,036 732,600	797,088 754,580 1,294,310	0 841,633 820,400	3,609,445 1,056,329 1,264,926	156,399 135,278 168,384	7,032,252 5,293,106 5,911,620

D. E. Roberts, Jr. Executive Vice President, Upstream	2009 2008	775,000 631,250	1,000,000 900,000	576,444 505,548	740,196 697,336	0 420,817	339,158 92,846	131,824 80,154	3,562,622 3,327,951

J. Howard Senior Vice President, Corporate Affairs	2009 2008	410,000 403,750	385,000 400,000	116,718 130,464	149,492 178,237	0 189,409	1,373,550 482,939	72,922 84,363	2,507,682 1,869,162

S. B. Hinchman Executive Vice President, Technology and Services	2009 2008 2007	227,083 527,500 469,000	0 600,000 500,000	443,052 424,008 415,140	568,916 580,246 725,230	0 420,817 482,600	1,345,882 327,765 378,488	74,836 77,613 76,684	2,659,769 2,957,949 3,047,142

(1)	Mr. Roberts’ salary shown in this column reflect three months at one annual salary rate and nine months at the new annual salary rate, which was effective April 1, 2009, bringing him closer the competitive salary for this position. Our other named executive officers did not receive salary increases in 2009. Mr. Hinchman’s salary shown in this column was paid for the five months he worked in 2009 prior to his retirement on June 1.
(2)	The amounts shown in this column reflect the value of annual cash bonus awards. Mr. Hinchman, who retired on June 1, 2009, did not receive a bonus award for 2009.
(3)	This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of this amount are included in footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2009, footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2008, and in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007.
(4)	This column reflects the aggregate grant date fair value in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of this amount are included in footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2009, footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2008, and in footnote 24 to the Company’s financial statement for the fiscal year ended December 31, 2007.
(5)	The amounts shown in this column reflect the vested value of performance units earned by our named executive officers during the three-year performance periods that ended on December 31, 2009, December 31, 2008 and December 31, 2007, respectively.
(6)	This column reflects the annual change in accumulated benefits under Marathon’s retirement plans. See pages 64-66 for more information about the Company’s defined benefit plans and the assumptions used in the calculation of these amounts. There are no deferred compensation earnings reported in this column because the Company’s non-qualified deferred compensation plans do not provide above-market or preferential earnings.

(7)	Marathon offers very limited perquisites to named executive officers, which together with company contributions to defined contribution plans, comprise the All Other Compensation column. All Other Compensation for 2009 is summarized below:

Name	Personal Use of Company Aircraft(a) ($)	Company Physicals(b) ($)	Tax & Financial Planning(c) ($)	Retirement Gifts & Related Tax Gross Ups(d) ($)	Company Contributions to Defined Contribution Plans(e) ($)	Total All Other Compensation ($)
C. P. Cazalot, Jr.	1,003	3,631	0	0	220,769	225,403
J. F. Clark	0	3,631	0	0	103,250	106,881
G. R. Heminger	1,259	3,631	9,086	0	142,423	156,399
D. E. Roberts, Jr.	0	3,631	9,112	0	119,081	131,824
J. Howard	4,787	3,631	6,700	0	57,804	72,922
S. B. Hinchman	0	3,631	5,667	4,242	61,295	74,836

(a)	The amounts shown in this column reflect the aggregate incremental cost of personal use of Marathon aircraft by our named executive officers for the period from January 1, 2009 through December 31, 2009.

Officers are permitted to invite their spouses or other guests occasionally to accompany them on business trips when space is available. These amounts reflect our variable cost to transport a named executive officer’s spouse or other guest accompanying the officer or to transport a named executive officer who accompanies other business travelers for a non-business purpose.

We have estimated our aggregate incremental cost using a methodology that reflects the average costs of operating the aircraft, such as fuel costs, trip-related maintenance, crew travel expenses, trip-related fees and storage costs, communications charges, and other miscellaneous variable costs. Fixed costs that do not change with usage such as pilot compensation, the purchase and lease of the aircraft, and maintenance not related to travel are excluded from the calculation of our incremental cost. We believe that this method provides a reasonable estimate of our incremental cost and ensures that some “cost” is allocated to each passenger on each trip. However, use of this method may overstate our actual incremental cost where our aircraft would have flown on a trip for business purposes anyway and space would have been available at little or no incremental cost to transport a named executive officer or his or her guest who was not traveling for business purposes.

(b)	All employees, including our named executive officers, are eligible to receive an annual physical. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program over the employee physical program. Due to Health Insurance Portability and Accountability Act (“HIPAA”) confidentiality requirements, the Company cannot disclose actual usage of this program by individual officers.
(c)	This column reflects reimbursement for professional advice related to tax, estate, and financial planning up to a specified maximum, not to exceed $15,000 for a calendar year.
(d)	The amount shown in this column for Mr. Hinchman represents the value of a retirement gift and associated tax allowance.
(e)	This column reflects amounts contributed by the Company under the tax-qualified Marathon Oil Company Thrift Plan and related non-qualified deferred compensation plans. See pages 67-69 for more information about the non-qualified plans.

Grants of Plan-Based Awards in 2009

The following table provides information about all non-equity incentive plan awards (specifically, grants of performance units to be paid out in cash in 2012) and equity awards (specifically, stock options and restricted stock) granted to each named executive officer during 2009. The awards listed in the table were granted under the 2007 Incentive Compensation Plan (the “2007 Plan”) and are described in more detail in the Compensation Discussion and Analysis beginning on page 49.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards:	All Other Option Awards: Number of	Exercise or	Grant Date Fair Value
Name	Type of Award	Grant Date	Unit Price(1) ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Securities Underlying Options (#)	Base Price of Option Awards ($)	of Stock and Option Awards(2) ($)
C. P. Cazalot, Jr.	Performance Units	2/25/2009	1	2,817,700	5,635,400	11,270,800
	Stock Options	2/25/2009						470,200	23.82	2,845,791
J. F. Clark	Performance Units	2/25/2009	1	676,250	1,352,500	2,705,000
	Stock Options	2/25/2009						112,900	23.82	683,305
	Restricted Stock	2/25/2009					22,300			531,186
G. R. Heminger	Performance Units	2/25/2009	1	788,950	1,577,900	3,155,800
	Stock Options	2/25/2009						131,700	23.82	797,088
	Restricted Stock	2/25/2009					26,000			619,320
D. E. Roberts, Jr.	Performance Units	2/25/2009	1	732,600	1,465,200	2,930,400
	Stock Options	2/25/2009						122,300	23.82	740,196
	Restricted Stock	2/25/2009					24,200			576,444
J. Howard	Performance Units	2/25/2009	1	147,950	295,900	591,800
	Stock Options	2/25/2009						24,700	23.82	149,492
	Restricted Stock	2/25/2009					4,900			116,718
S. B. Hinchman	Performance Units	2/25/2009	1	563,550	1,127,100	2,254,200
	Stock Options	2/25/2009						94,000	23.82	568,916
	Restricted Stock	2/25/2009					18,600			443,052

(1)	This column reflects the target dollar value of each performance unit.
(2)	The amounts shown in this column reflect the total grant date fair value of stock options and restricted stock granted in 2009 in accordance with generally accepted accounting principles in the United States regarding stock compensation. The Black-Scholes value used for the stock options granted on February 25, 2009 was $6.0523. The fair market value used for restricted stock awards granted on February 25, 2009 was $23.82. Assumptions used in the calculation of these amounts are included in footnote 23 to the Company’s financial statement for the fiscal year ended December 31, 2009.

Performance Units (Non-Equity Incentive Plan Awards)

On February 25, 2009, the Compensation Committee granted performance units to our named executive officers under the 2007 Plan. Vesting of these units is tied to Marathon’s Total Shareholder Return (“TSR”) as compared to the TSR of each of the member companies within the AMEX Oil Index (“XOI”) for the 2009 through 2011 performance period. Each performance unit has a target value of $1 and is payable in cash, with payout varying from $0 to $2 per unit based on actual performance. No dividends are paid and no interest accrues on outstanding performance units. If an officer separates from service before completing half of the performance period, the award is forfeited. If an officer retires after completing half of the performance period, at the Committee’s discretion the officer will be eligible to receive a payout on a prorated basis. In the event of the death of an officer or a change-in-control of Marathon before the end of the performance period, all performance units will immediately vest at target levels. See pages 52 for more information about performance units.

Stock Options (Option Awards)

As noted in the table, stock options were granted to our named executive officers on February 25, 2009, under the 2007 Plan. The options will vest in one-third increments on the first, second, and third anniversaries of the date of grant. In the event of the death or retirement of the officer, the options immediately vest in full. Upon voluntary or involuntary termination, unvested options are forfeited. Following the retirement (whether mandatory or not) or death of an officer, the options remain exercisable until the earlier of February 25, 2019 or five years from the date of retirement or death. In the event of a change-in-control, the options immediately vest in full and remain exercisable for the original term of the option. See pages 49-53 for more information about stock options and granting practices.

Restricted Stock (Stock Awards)

As also noted in the table, the Compensation Committee granted restricted stock to our named executive officers other than Mr. Cazalot on February 25, 2009. The restricted stock awards will vest in full on the third anniversary of the grant date. Dividends are paid on all restricted stock at the same time and in the same manner that dividends are paid to other stockholders. If an officer retires under our mandatory retirement policy, unvested restricted stock will vest in full upon the mandatory retirement date (the first day of the month following the officer’s 65th birthday). In the event of the death of the officer or a change-in-control, the restricted stock award will immediately vest in full. If the officer retires or otherwise leaves Marathon prior to the vesting date, the award will be forfeited. See page 53 for more information about restricted stock awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table provides information about the unexercised options (vested and unvested), vested SARs, and unvested restricted stock held by each named executive officer as of December 31, 2009.

		Stock Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)
C. P. Cazalot, Jr.	5/28/03 5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09	520,000 600,000 353,600 379,600 199,066 74,400 0 2,126,666	0 0 0 0 99,534 148,800 470,200 718,534	(1) (2) (3)	12.7575 16.8050 23.8250 37.8175 61.0500 54.3600 23.8200	5/28/2013 5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019
J. F. Clark	1/16/04 5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09	13,334 150,800 117,800 60,400 31,866 14,133 0 388,333	0 0 0 0 15,934 28,267 112,900 157,101	(1) (2) (3)	16.7075 16.8050 23.8250 37.8175 61.0500 54.3600 23.8200	1/16/2014 5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019
							37,300	1,164,506
G. R. Heminger	5/29/01 5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09	40,000 78,200 77,000 75,600 49,732 19,333 0 339,865	0 0 0 0 24,868 38,667 131,700 195,235	(1) (2) (3)	16.2600 16.8050 23.8250 37.8175 61.0500 54.3600 23.8200	5/29/2011 5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019
							48,100	1,501,682
D. E. Roberts, Jr.	6/01/06 6/28/06 5/30/07 2/27/08 2/25/09	37,800 24,000 27,866 17,866 0 107,532	0 0 13,934 35,734 122,300 171,968	(1) (2) (3)	37.8175 40.5100 61.0500 54.3600 23.8200	6/01/2016 6/28/2016 5/30/2017 2/27/2018 2/25/2019
							40,300	1,258,166
J. Howard	5/26/04 5/25/05 6/01/06 5/30/07 2/27/08 2/25/09	27,268 25,734 17,000 10,000 4,566 0 84,568	0 0 0 5,000 9,134 24,700 38,834	(1) (2) (3)	16.8050 23.8250 37.8175 61.0500 54.3600 23.8200	5/26/2014 5/25/2015 6/01/2016 5/30/2017 2/27/2018 2/25/2019
							9,700	302,834

		Stock Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(5) (#)	Market Value of Shares or Units of Stock That Have Not Vested(6) ($)
S. B. Hinchman(4)	5/28/02 5/28/03 5/26/04 6/01/06 5/30/07 2/27/08 2/25/09	71,000 16,200 86,000 37,800 41,800 44,600 94,000 391,400	0 0 0 0 0 0 0 0	14.0600 12.7575 16.8050 37.8175 61.0500 54.3600 23.8200	5/28/2012 5/28/2013 5/26/2014 5/31/2014 5/31/2014 5/31/2014 5/31/2014
						0	0

(1)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable on May 30, 2010.
(2)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The remaining unvested portion of the grant will become exercisable in one half increments on February 27, 2010 and February 27, 2011.
(3)	This stock option grant is scheduled to become exercisable in one third increments over a three-year period. The unvested portion of the grant will become exercisable in one third increments on February 25, 2010, February 25, 2011, and February 25, 2012.
(4)	Upon Mr. Hinchman’s retirement on June 1, 2009, all unvested stock options fully vested and all unvested shares of restricted stock were forfeited.
(5)	This column reflects the number of shares of unvested restricted stock held by each Officer on December 31, 2009. All restricted stock grants are scheduled to vest on the third anniversary of the date of grant.

Name	Grant Date	# of Unvested Shares	Vesting Date
J. F. Clark	5/30/07 2/27/08 2/25/09	7,600 7,400 22,300 37,300	5/30/10 2/27/11 2/25/12
G. R. Heminger	5/30/07 2/27/08 2/25/09	12,000 10,100 26,000 48,100	5/30/10 2/27/11 2/25/12
D. E. Roberts, Jr.	5/30/07 2/27/08 2/25/09	6,800 9,300 24,200 40,300	5/30/10 2/27/11 2/25/12
J. Howard	5/30/07 2/27/08 2/25/09	2,400 2,400 4,900 9,700	5/30/10 2/27/11 2/25/12

(6)	This column reflects the aggregate value of all shares of unvested restricted stock held by the Officers on December 31, 2009, using the year-end closing stock price of $31.22.

Option Exercises and Stock Vested in 2009

The following table provides certain information concerning stock options exercised during 2009 by each named executive officer, as well as restricted stock vesting during 2009.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
C. P. Cazalot, Jr.	0	0	0	0
J. F. Clark	0	0	9,400	309,918
G. R. Heminger	0	0	11,800	389,046
D. E. Roberts, Jr.	0	0	40,000	1,211,360
J. Howard	0	0	2,600	85,722
S. B. Hinchman	41,400	383,087	6,000	197,820

(1)	This column reflects the actual pre-tax gain realized by our named executive officers upon exercise of an option, which is the fair market value of the shares on the date of exercise less the grant price.
(2)	This column reflects the actual pre-tax gain realized by the named executive officers upon vesting of restricted stock, which is the fair market value of the shares on the date of vesting.

Pension Benefits

Marathon provides tax-qualified retirement benefits to its employees, including the named executive officers, under the Retirement Plan of Marathon Oil Company and the Marathon Petroleum Company LLC Retirement Plan (the “Retirement Plans”). Employees of our Speedway SuperAmerica LLC subsidiary receive tax-qualified retirement benefits under the Speedway SuperAmerica LLC Retirement Plan. In addition, we sponsor the Marathon Oil Company Excess Benefit Plan, the Marathon Petroleum Company LLC Excess Benefit Plan and the Speedway SuperAmerica LLC Excess Benefit Plan (the “Excess Plans”) for the benefit of a select group of management and highly compensated employees.

The pension table below shows the actuarial present value of accumulated benefits payable to each of the named executive officers under the Retirement Plans and the Excess Plans as of December 31, 2009. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit (1) ($)	Payments During Last Fiscal Year ($)
C. P. Cazalot, Jr.	Retirement Plan of Marathon Oil Company	9.75	414,928	0
	Marathon Oil Company Excess Benefit Plan	9.75	7,834,193	0
J. F. Clark	Retirement Plan of Marathon Oil Company	5.92	196,775	0
	Marathon Oil Company Excess Benefit Plan	5.92	1,094,446	0
G. R. Heminger	Marathon Petroleum Company LLC Retirement Plan	29.08	1,063,242	0
	Marathon Petroleum Company LLC Excess Benefit Plan	29.08	8,468,366	0
	Speedway SuperAmerica LLC Retirement Plan	6.48	189,775	0
	Speedway SuperAmerica LLC Excess Benefit Plan	6.48	1,697,898	0
D. E. Roberts, Jr.	Retirement Plan of Marathon Oil Company	3.58	93,667	0
	Marathon Oil Company Excess Benefit Plan	3.58	427,031	0
J. Howard	Retirement Plan of Marathon Oil Company	31.58	1,508,572	0
	Marathon Oil Company Excess Benefit Plan	31.58	4,201,524	0
S. B. Hinchman	Retirement Plan of Marathon Oil Company	28.92	0	1,090,544
	Marathon Oil Company Excess Benefit Plan	28.92	0	4,484,686

(1)	The present value of accumulated benefit was calculated assuming a discount rate of 5.50 percent, a lump sum interest rate of 3.00 percent, the RP2000 mortality table, a 96 percent lump sum election rate, and retirement at age 62 (age 65 for Mr. Heminger’s Speedway SuperAmerica LLC Retirement Plan benefit).

In general, our employees who are age 21 or older and have completed one year of service are eligible to participate in the Retirement Plans. The monthly benefit under the Retirement Plans for employees other than employees of Speedway SuperAmerica LLC is equal to the following formula until December 31, 2009:

[	1.6%	×	Final Average Pay	×	Years of Participation	]	–	[	1.33%	×	Estimated Primary SS Benefit	×	Years of Participation	]

Effective December 31, 2009, the Retirement Plans were amended so that participants do not accrue additional years of participation. No more than 37.5 years of participation may be recognized under the formula. Final average pay is equal to the highest average eligible earnings for three consecutive years in the last ten years before retirement. Eligible earnings under the Retirement Plans include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Marathon Oil Company Thrift Plan, and incentive compensation bonuses. Final average pay, vesting service and age will continue to be updated under the legacy benefit formula. Benefit accruals for years beginning in 2010 will be made under a cash balance formula.

Effective January 1, 2010, participants in the Retirement Plans are vested upon the completion of three years of vesting service. Normal retirement age is 65, but retirement-eligible participants may receive an unreduced benefit after reaching age 62. The forms of benefit available under the Retirement Plans include various annuity options and lump sum distributions.

Participants are eligible for early retirement upon reaching age 50 and completing ten years of vesting service. If an employee retires between the ages of 50 and 62, the amount of benefit is reduced such that if the employee retires at age 50, he or she will be entitled to 55 percent of the accrued benefits based on the single-life annuity form of benefit. Of the named executive officers, Mr. Cazalot, Mr. Heminger and Mr. Howard are eligible for early retirement benefits under the Retirement Plans. Mr. Hinchman retired on June 1, 2009.

Marathon also sponsors the unfunded, nonqualified Excess Plans for the benefit of a select group of management and highly compensated employees. These plans provide benefits that participants would have otherwise received under Marathon’s tax-qualified retirement plans but which they did not receive because of Internal Revenue Code limitations. Eligible earnings under the Excess Plans include the items listed above for the Retirement Plans, as well as deferred compensation contributions. The Excess Plans also provide an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. We believe this enhancement is appropriate in light of the greater volatility of officer bonuses. Distributions under the Excess Plans are made following retirement or other separation from service with Marathon in the form of a lump sum and are consistent with Section 409A of the Internal Revenue Code to the extent required.

During his service with Speedway SuperAmerica LLC, Mr. Heminger participated in the Speedway SuperAmerica LLC Retirement Plan (the “SSA Plan”). At the time of Mr. Heminger’s participation, the monthly benefit under the SSA Plan was calculated under the following formula:

[	2.0%	×	Final Average Pay	×	Years of Participation	]	–	[	2.0%	×	Estimated Primary SS Benefit	×	Years of Participation	]

This benefit formula was grandfathered for all employees participating in this plan as of December 31, 1998, and no additional years of participation credit are recognized under the formula beyond the grandfather date. No more than 25 years of participation may be recognized under the formula.

Final average pay is equal to average eligible earnings for the three years preceding retirement. Eligible earnings under the SSA Plan include pay for hours worked, pay for allowed hours, military leave allowance, commissions, 401(k) contributions to the Speedway SuperAmerica LLC Retirement Savings Plan, and incentive compensation bonuses.

Marathon also sponsors the unfunded, nonqualified Speedway SuperAmerica LLC Excess Benefit Plan (the “SSA Excess Plan”) for the benefit of a select group of management and highly compensated employees. This plan provides benefits that would have otherwise been paid from the tax-qualified SSA Plan but are prohibited by Internal Revenue Code limitations. Eligible earnings under the SSA Excess Plan include the items listed above for the SSA Plan, as well as deferred compensation contributions. The SSA Excess Plan also provides an enhancement for certain highly compensated employees who are eligible for the grandfathered benefit formula described above. These additional benefits are based on the difference between (i) the applicable covered earnings prior to December 31, 1998, and (ii) the applicable covered earnings during the final three years of employment.

Mr. Howard will also receive pension benefits from both qualified and non-qualified pension plans sponsored and maintained by United States Steel Corporation (“U.S. Steel”). These pension benefits relate to Mr. Howard’s employment with USX Corporation prior to December 31, 2001, when U.S. Steel became a separate public company and the energy businesses of USX Corporation became Marathon.

Marathon has not granted extra years of service to any named executive officer for purposes of retirement benefit accruals.

Nonqualified Deferred Compensation

The Nonqualified Deferred Compensation table below shows information about the company’s nonqualified savings and deferred compensation plans.

Name	Plan Name	Executive Contributions in Last Fiscal Year (1) ($)	Registrant Contributions in Last Fiscal Year (2) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End (3) ($)
C. P. Cazalot, Jr.	Marathon Oil Company Excess Benefit Plan	0	0	28,813	0	1,026,906
	Marathon Oil Company Deferred Compensation Plan	0	206,231	276,749	0	956,464
J. F. Clark	Marathon Oil Company Deferred Compensation Plan	0	86,100	175,377	0	1,095,996
G. R. Heminger	Marathon Oil Company Deferred Compensation Plan	0	71,965	13,551	0	167,590
	Marathon Petroleum Company LLC Excess Benefit Plan	0	0	1,517	0	54,050
	Marathon Petroleum Company LLC Deferred Compensation Plan	0	53,308	305,314	0	1,244,741
	Emro Marketing Company Deferred Compensation Plan	0	0	6,741	0	211,098
D. E. Roberts, Jr.	Marathon Oil Company Deferred Compensation Plan	55,615	101,931	44,328	0	383,719
J. Howard	Marathon Oil Company Excess Benefit Plan	0	0	1,016	0	36,205
	Marathon Oil Company Deferred Compensation Plan	83,154	52,505	34,846	0	1,284,173
S. B. Hinchman	Marathon Oil Company Excess Benefit Plan	0	0	596	32,227	0
	Marathon Oil Company Deferred Compensation Plan	93,144	44,145	83,308	1,131,872	0

(1)	The amounts shown in this column are also included in the salary and bonus columns for 2009 of the Summary Compensation Table on page 57.
(2)	The amounts shown are also included in the all other compensation column of the Summary Compensation Table on page 57.
(3)	Of the totals in this column, the following amounts, which represent contributions attributable to 2009, are also reported in the Summary Compensation Table on page 57: Mr. Cazalot, $206,231; Ms. Clark, $86,100; Mr. Heminger, $125,273; Mr. Roberts, $157,546; Mr. Howard, $135,659; and Mr. Hinchman, $137,289. Certain portions of the total for each officer were also reported in the Summary Compensation Tables of our proxy statements in prior years.

Marathon sponsors the Marathon Oil Company Deferred Compensation Plan and the Marathon Petroleum Company LLC Deferred Compensation Plan (the “Deferred Compensation Plans”). The Deferred Compensation Plans are unfunded, non-qualified plans in which named executive officers may participate. The plans were designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Participants may defer up to 20 percent of their salary and bonus each year. Deferral elections are made in December of each year for amounts to be earned in the following year and are irrevocable. Participants are fully vested in their deferrals under the plans.

In addition, the Deferred Compensation Plans provide benefits for participants equal to the company matching contributions they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. The Marathon Oil Company Thrift Plan currently provides for company matching contributions of up to 7 percent of eligible earnings. Participants in both the Marathon Oil Company Thrift Plan and the Deferred Compensation Plans are vested in their company matching contributions upon the completion of three years of vesting service.

The investment options available under the Deferred Compensation Plans generally mirror the investment options offered to participants under the Marathon Oil Company Thrift Plan, with the exception of Marathon common stock, which is not an investment option for named executive officers under the Deferred Compensation Plans. All participants in the Deferred Compensation Plans will receive their benefits as a lump sum following separation from service with Marathon.

Certain highly compensated non-officer employees and, prior to January 1, 2006, executive officers who elected not to participate in the Deferred Compensation Plans were eligible to receive defined contribution accruals under the Excess Plans. The defined contribution formula in the Excess Plans is designed to allow eligible employees to receive company matching contributions equal to the amount they would have otherwise received under the tax-qualified Marathon Oil Company Thrift Plan but which they did not receive because of Internal Revenue Code limitations. Participants are vested in their company matching contributions upon the completion of three years of vesting service.

Defined contribution accruals in the Excess Plans are credited with interest equal to that paid in the “Marathon Stable Value Fund” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for the year ended December 31, 2009 was 2.89 percent. Distributions from the Excess Plans are paid in the form of a lump sum following the participant’s retirement or termination and are consistent with Section 409A of the Internal Revenue Code to the extent required.

As noted, our named executive officers no longer participate in the defined contribution formula of the Excess Plans, and all non-qualified company matching contributions for our named executive officers accrue under the Deferred Compensation Plans. Participants in the Excess Plans will receive their defined contribution benefits as a lump sum following retirement or other separation from service with Marathon, but may not make withdrawals during their employment.

Mr. Heminger also participated in the Emro Marketing Company Deferred Compensation Plan (the “Emro Plan”) while working at EMRO Marketing Company (a former subsidiary of Marathon Petroleum Company). The Emro Plan is now frozen. The employees eligible to participate in the Emro Plan were a select group of management and highly compensated employees.

The Emro Plan is an unfunded, non-qualified plan and was designed to provide participants the opportunity to supplement their retirement savings by deferring income in a tax-effective manner and to meet other long-term financial goals. Amounts deferred by participants under the Emro Plan are credited with interest at the prime interest rate, adjusted quarterly, which was 3.25 percent for the quarter ended December 31, 2009. Participants receive their benefit from the Emro Plan in a lump sum following retirement or other separation from service with Marathon.

Mr. Howard will also receive non-qualified deferred compensation benefits from United States Steel Corporation (“U.S. Steel”). These non-qualified deferred compensation benefits are payable in accordance with the terms of plans sponsored and maintained by U.S. Steel and relate to Mr. Howard’s employment with USX Corporation prior to December 31, 2001, when U.S. Steel became a separate public company and the energy businesses of USX Corporation became Marathon.

Distributions from all non-qualified deferred compensation plans in which our named executive officers participate are consistent with Section 409A of the Internal Revenue Code to the extent required. As a result, distribution of amounts subject to Section 409A of the Internal Revenue Code may be delayed for six months following retirement or other separation from service where the participant is considered a “specified employee” for purposes of Section 409A.

Potential Payments upon Termination or Change in Control

Retirement

Marathon employees are eligible for retirement once they reach age 50 and have ten or more years of vesting service with Marathon. The named executive officers who are currently retirement eligible are Mr. Cazalot, Mr. Heminger, and Mr. Howard. Mr. Hinchman retired on June 1, 2009.

Upon retirement, our named executive officers are entitled to receive their vested benefits that have accrued under Marathon’s broad-based and executive benefit programs. For more information about the retirement and deferred compensation programs, see pages 64-69.

In addition, upon retirement, unvested stock options for named executive officers would become immediately exercisable according to the grant terms. All outstanding stock appreciation rights were fully vested on December 31, 2009. All other long-term incentive awards are forfeited upon retirement.

Death or Disability

In the event of death or disability, our named executive officers would be entitled to the vested benefits they have accrued under Marathon’s standard benefits programs. Long-term incentive awards will immediately vest in full upon the death of a named executive officer, with performance units vesting at the target level. In the event of disability, long-term incentive awards will continue to vest as if the named executive officer remains employed for up to twenty-four months during the period of disability.

Other Termination

No special employment or severance agreements are in place for our named executive officers, except for our Executive Change in Control Severance Benefits Plan, which is described in more detail below. Effective February 1, 2005, we adopted a policy stating that our Board should seek stockholder approval or ratification of severance agreements for senior executive officers (other than agreements consistent with Marathon’s change-in-control policy adopted in 2001, which is reflected in the Executive Change in Control Severance Benefits Plan) that would require payment of cash severance benefits exceeding 2.99 times a senior executive officer’s salary plus bonus for the prior calendar year.

Change in Control

We believe that if a change-in-control of Marathon is under consideration, our named executive officers should be encouraged to continue their dedication to their assigned duties. For this reason, we have a policy that provides the following severance benefits if a named executive officer’s employment is terminated under certain circumstances following a change-in-control. Our policy is set forth in our Executive Change in Control Severance Benefits Plan, which provides:

•	a cash payment of up to three times the sum of the named executive officer’s current salary plus the highest bonus paid in the three years before the termination or change-in-control;

•	life and health insurance benefits for up to 36 months after termination, at the lesser of the current cost or the active employee cost;

•	an additional three years of service credit and three years of age credit for purposes of retiree health and life insurance benefits, and coverage provided at the lowest premium then in effect;

•	a cash payment equal to the actuarial equivalent of the difference between amounts receivable by the named executive officer under our pension plans and those which would be payable if (a) the named executive officer had an additional three years of participation service credit, (b) the named executive officer’s final average pay would be the higher of salary at the time of the change-in-control event or termination plus his or her highest annual bonus from the preceding three years, (c) for purposes of determining early retirement commencement factors, the named executive officer had three additional years of vesting service credit and three additional years of age, and (d) the named executive officer’s pension had been fully vested;

•	a cash payment equal to the difference between amounts receivable under our thrift plan and amounts which would have been received if the named executive officer’s savings had been fully vested; and

•	a cash payment of the amount necessary to ensure that the payments listed above are not subject to net reduction due to the imposition of federal excise taxes.

The severance benefits are payable if a named executive officer is terminated or if he or she resigns for good reason. However, benefits are not payable if the termination is for cause or due to mandatory retirement, death, disability, or resignation by the named executive officer. In the information that follows, no value is shown above for Mr. Hinchman because he retired on June 1, 2009 and was not eligible to receive any additional benefits if a change-in-control had occurred following his retirement.

If our named executive officers (other than Mr. Hinchman) had actually been terminated following a change-in-control on December 31, 2009, they would receive benefits valued as follows:

Name	Value due to Termination Following Change in Control(1)
C. P. Cazalot, Jr.	$19,908,219
J. F. Clark	$5,056,024
G. R. Heminger	$10,586,840
D. E. Roberts, Jr.	$8,500,494
J. Howard	$3,404,887

(1) Retirement benefits included in these amounts were calculated using the following assumptions: individual life expectancies using the RP2000 Combined Healthy Table weighted 75 percent male and 25 percent female; a discount rate of 2.50 percent for named executive officers who are retirement eligible (taking into account the additional three years of age and service credit) and 2.50 percent for named executive officers who are not retirement eligible; the current lump sum interest rate for the relevant plans; and a lump sum form of benefit. Health and welfare plans reflect the incremental cost of coverage under the policy using the assumptions used for financial reporting purposes under FAS 106. These amounts include an excise tax gross-up for Mr. Roberts and Mr. Hinchman for tax imposed under Sections 280G and 4999 of the Internal Revenue Code. This gross-up was calculated using the highest marginal federal individual income tax rate and assuming no state or local income tax.

The Executive Change in Control Severance Benefits Plan continues during a potential change-in-control period and for two years after a change-in-control.

In addition, immediately upon a change-in-control or upon a named executive officer’s termination of employment during a potential change-in-control, outstanding stock options, stock appreciation rights, and restricted stock become fully vested. If a change-in-control occurs prior to the end of a performance period, then outstanding performance units will be fully vested at the target level.

If a change-in-control had occurred on the last business day of 2009, our named executive officers, whether terminated or not, would have been entitled to receive benefits valued as follows due to the accelerated vesting of their outstanding performance unit awards and restricted stock awards:

Name	Value due to Accelerated Vesting of Long-Term Incentives
C. P. Cazalot, Jr.	$14,750,280
J. F. Clark	$4,423,166
G. R. Heminger	$5,519,362
D. E. Roberts, Jr.	$4,980,886
J. Howard	$1,128,114

These values were calculated using the 2009 year-end closing market price for Marathon common stock of $31.22.

These values also assume that performance units awarded in 2008 and 2009 would vest and would be paid out at the target level of $1 per unit. However, these values do not include any amount for accelerated vesting of performance units awarded in 2007 for the performance period from January 1, 2007 through December 31, 2009. We have assumed that there would be no payment for performance units granted in 2008, in accordance with the terms of the performance unit award agreement, notwithstanding a change-in-control on the last business day of 2009.

The definition of a change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but is summarized as follows. It includes any change-in-control required to be reported in response to Item 6(e) of Schedule 14A under the Securities Exchange Act of 1934 and provides that a change-in-control will have occurred if:

•	any person not affiliated with Marathon acquires 20 percent or more of the voting power of our outstanding securities;

•	our Board no longer has a majority made up of (1) individuals who were directors on the date of the agreements and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the date of the agreements or (b) were themselves previously approved by our Board in this manner;

•	we merge with another company and our stockholders end up with less than 50 percent of the voting power of the new entity;

•	our stockholders approve a plan of complete liquidation of Marathon; or

•	we sell all or substantially all of Marathon’s assets.

In addition, if any person takes certain actions that could result in a change-in-control, a potential change-in-control will have occurred. The definition of a potential change-in-control for purposes of the Executive Change in Control Severance Benefits Plan is complex but in general, a potential change-in-control would occur upon: Marathon entering into an agreement which could result in a change-in-control; any person becoming the owner of 15 percent or more of our common stock; a public announcement by any person or entity stating an intention to take over Marathon; or a determination by our Board of Directors that a potential change-in-control has occurred.

Certain Relationships and Related Person Transactions

Officers, Directors and Immediate Family

Grant R. Heminger is vice president of marketing for our wholly-owned subsidiary, Speedway SuperAmerica LLC and has been employed by us for twenty years. Grant is the brother of Gary Heminger, Executive Vice President, Downstream. In 2009, Grant was paid cash compensation in the amount of $214,114 and received a stock option grant of 4,950 shares at an exercise price of $29.24. He also received education reimbursements and tuition aid in the amount of $1,040.

Darla I. Burns is a senior accounting analyst for our wholly-owned subsidiary, Marathon Petroleum Company LLC and has been employed by us for twenty-two years. Darla is the sister of Gary Heminger. In 2009, she was paid cash compensation in the amount of $119,522 and also received education reimbursements and tuition aid in the amount of $10,300.

Policy and Procedures with Respect to Related Person Transactions

Our policy with respect to related person transactions contains procedures for reviewing, approving or ratifying related person transactions. As stated in the policy, it is the Company’s intent to enter into or ratify related person transactions only when the Board of Directors, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders.

The material features of the policy and procedures for reviewing, approving or ratifying related person transactions are as follows.

	•	In conjunction with the annual directors’ and officers’ questionnaire, each director and executive officer is required to submit the following information: (a) a list of his or her immediate family members; (b) for each person listed and, in the case of a director, the person’s employer and job title or brief job description; (c) for each person listed and the director or executive officer, each firm, corporation or other entity in which such person is a partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest; and (d) for each person listed and the director or executive officer, each charitable or non-profit organization for which the person is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.

	•	With respect to five percent owners, the Company, by examining SEC filings and through the use of Internet search engines is required to create a list, to the extent the information is readily available, of (a) if the person is an individual, the same information as is requested of directors and executive officers under this policy and (b) if the person is a firm, corporation or other entity, a list of principals or executive officers of the firm, corporation or entity.

	•	Prior to entering into a related person transaction (a) the related person, (b) the director, executive officer, nominee or beneficial owner who is an immediate family member of the related person, or (c) the business unit or department leader responsible for the potential related person transaction is required to provide the requisite notice containing the facts and circumstances of the proposed related person transaction.

•	In the event a related person transaction has not been previously approved or previously ratified, it is required to be submitted to the committee or Chair promptly, and the committee or Chair is required to consider all of the relevant facts and circumstances available. Based on the conclusions reached, the committee or the Chair is further required to evaluate all options, including ratification, amendment or termination of the related person transaction. If the transaction has been completed, the committee or Chair is required to evaluate the transaction to determine if rescission of the transaction is appropriate.

•	At the committee’s meeting in January or February of each fiscal year, the committee is required to review any previously approved or ratified related person transactions that remain ongoing and have a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000.

•	No immediate family member of a director or executive officer is permitted to be hired as an employee of the Company unless the employment arrangement is approved by the committee. In the event a person becomes a director or executive officer of the Company and an immediate family member of such person is already an employee of the Company, no material change in the terms of employment, including compensation, may be made without the prior approval of the committee.

Compensation Policies and Practices for Employees

We offer our employees a competitive pay package that includes base pay, annual cash bonuses and long-term incentives for qualifying employees. We do not believe that our compensation policies or practices for any employees are reasonably likely to have a material adverse effect on Marathon.

Statement Regarding the Delivery of a Single Set of Proxy Materials to Households With Multiple Marathon Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Marathon stockholders who share your address, then only one proxy statement is being delivered to your household unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy statement to any stockholder at your address. If you wish to receive a separate copy of the proxy statement, you may call us at (713) 629-6600 (please ask for Investor Relations) or write to us at Marathon Oil Corporation, Investor Relations Office, P.O. Box 3128, Houston, Texas, 77210-3128. Stockholders sharing an address who now receive multiple copies of the proxy statement may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Solicitation Statement

We will bear the cost of this solicitation of proxies. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will not receive any extra compensation for this work. The Company has retained Georgeson to assist with the solicitation of proxies for a fee not to exceed $8,000, plus reimbursement for out-of-pocket expenses. We will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses that they incur in connection with forwarding the material.

By order of the Board of Directors,

Sylvia J. Kerrigan

Secretary

March 8, 2010

APPENDIX I

Marathon Oil Corporation

Audit and Finance Committee Policy

For

Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit

Services

Statement of Purpose and Scope

The purpose of this policy is to provide procedures to comply with Section 202 of the Sarbanes-Oxley Act of 2002 regarding pre-approval of all audit, audit-related, tax and permissible non-audit services provided by Marathon Oil Corporation’s independent auditor. All audit, audit-related, tax and permissible non-audit services, except as noted under the de minimus exception herein, for Marathon Oil Corporation and its consolidated entities (collectively, the “Company”) requires pre-approval by the Audit and Finance Committee (the “Committee”) of the Board of Directors (the “Board”) prior to commencement of such services from the Company’s independent auditor.

Procedures

The following procedures will be followed for pre-approving all audit, audit-related, tax and permissible non-audit services.

1.	In accordance with Section 202 of the Sarbanes-Oxley Act of 2002, the Committee shall pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimus exception below. The appendices to this policy describe the audit (Appendix A), audit-related (Appendix B), tax (Appendix C) and permissible non-audit (Appendix D) services that shall be pre-approved by the Committee.

2.	The Committee may pre-approve any audit, audit-related, tax and permissible non-audit services up to one year in advance for the ensuing year.

3.	The Committee may pre-approve services by specific categories pursuant to a forecasted budget.

4.	In the fourth quarter of each year, the Chief Financial Officer (“CFO”) shall present a forecast of audit, audit-related, tax and permissible non-audit services for the ensuing year to the Committee for approval. Throughout the next year on an “as needed” basis, the CFO shall, in coordination with the independent auditor, provide an updated budget of audit, audit-related, tax and permissible non-audit services to the Committee.

5.	Audit Services.

a.	The annual audit services engagement terms and fees will be subject to the specific pre-approval of the Committee. The Committee will approve, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

b.	In addition to the annual audit services approved by the Committee, the Committee may grant pre-approval for other audit services, which are those services that only the independent auditor can provide. The Committee shall pre-approve the audit services listed in Appendix A. All other audit services not listed on Appendix A must be separately pre-approved by the Committee.

6.	Audit-Related Services. Audit-related services are services reasonably related to the performance of the audit or review of the Company’s financial statements and that are traditionally performed by the independent auditor. The Committee believes that the performance of audit-related services does not impair the independence of the auditor and has approved the audit-related services listed in Appendix B. All other audit-related services not listed on Appendix B must be separately pre-approved by the Committee.

7.	Tax Services. Tax services include services such as tax compliance, tax planning and tax advice. The Committee believes that the performance of tax services does not impair the independence of the auditor and shall pre-approve the tax services listed in Appendix C. All tax services not listed on Appendix C must be separately pre-approved by the Committee.

8.	Permissible Non-Audit Services. Permissible non-audit services are services that are not prohibited services as set forth in Exhibit 1 hereto. The Committee believes that the performance of permissible non-audit services does not impair the independence of the auditor and shall pre-approve the services listed in Appendix D. All permissible non-audit services not listed on Appendix D must be separately pre-approved by the Committee.

De Minimus Exception

The pre-approval requirement for permissible non-audit services provided above is waived, provided the following criteria are satisfied:

1.	the aggregate amount of all such services provided to the Company constitutes not more than 5 percent of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which the permissible non-audit services are provided;

2.	such services were not recognized by the Company at the time of the engagement to be non-audit services; and

3.	such services are promptly brought to the attention of the Committee and approved prior to the completion of the audit by the Committee or by one or more members or the Committee who are members of the Board to whom authority to grant such approvals has been delegated by the Committee.

Notwithstanding this de minimus exception, it is the intent of the Committee that standard practice will be to pre-approve all permissible non-audit services.

Delegation

1.	The Committee may delegate to one or more designated members of the Committee who are independent directors of the Board, the authority to grant pre-approvals required herein. The decisions of any member to whom authority is delegated to pre-approve an activity hereunder shall be presented to the full Committee at each of its scheduled meetings.

2.	Pursuant to the above authority, the Committee hereby delegates pre-approval authority of up to $500,000 to the Chair of the Committee for unbudgeted items. The Chair shall report the items pre-approved under this delegation of authority at the next scheduled Committee meeting.

3.	The Committee does not delegate to management any of its responsibilities to pre-approve services performed by the independent auditor.

Supporting Documentation

When requested by the Committee, the independent auditor shall provide detailed supporting documentation for each service provided hereunder.

Appendix A

Audit Services

The following audit services are subject to pre-approval by the Audit Committee.

•	Financial Statement Audit – Statutory audits or financial audits for the Company, and subsidiaries and affiliates thereof.

•

Regulatory Financial Filings – Services related to 1933 and 1934 Act filings with the SEC (e.g., registration statements, and current and periodic reports), including issuance of comfort letters, review of documents, consents, and assistance in responding to SEC comment letters.

•

Attest Services Required by Statute or Regulation – Attestation services required by statute or regulation including, without limitation, the report on the entity’s internal controls as specified in Section 404 of the Sarbanes-Oxley Act of 2002.

Appendix B

Audit-Related Services

The following audit-related services are subject to pre-approval by the Audit Committee.

•	Employee Benefit Plan Audits – Audit of pension and other employee benefit plans.

•

Financial Due Diligence – Assistance in financial due diligence with respect to pre- and post-business combinations, including review of financial statements, financial data and records, and discussions with Company or counter-party finance and accounting personnel regarding, among other things, purchase accounting issues.

•

Application and General Control Reviews – Review of information technology and general controls related to specific applications, including overall general computer controls, excluding those that are a part of the financial statement audit.

•

Consultations regarding GAAP – Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies.

•	Attestation – Attestation and agreed-upon procedures engagements not required by statute or regulation.

•

Other Audits – Subsidiary, equity investee or other related entity audits or audits of pools of assets not required by statute or regulation that are incremental to the audit of the consolidated financial statements.

Appendix C

Tax Services

The following tax services are subject to pre-approval by the Audit Committee.

•

Federal and State Tax Compliance – Preparation and/or review of tax returns, including sales and use tax, excise tax, income tax, and property tax. Consultation regarding applicable handling of items for tax returns, required disclosures, elections, and filing positions available to the Company.

•

International Tax Compliance – Preparation and review of income, local, VAT, and GST tax returns. Consultation regarding appropriate handling of items on the returns, required disclosures, elections and filing positions available to the Company. Preparation or review of U.S. filing requirements for foreign corporations.

•

Federal and State Tax Consulting – Assistance with tax audits. Responding to requests from the Company’s tax organization regarding technical interpretations, applicable laws and regulations, and tax accounting. Tax advice on mergers, acquisitions, and restructurings.

•

International Tax Consulting – Assistance with tax examinations. Advice on various matters including foreign tax credit, foreign income tax, tax accounting, foreign earnings and profits, U.S. treatment of foreign subsidiary income, VAT, GST, excise tax or equivalent taxes in the jurisdiction. Tax advice on restructurings, mergers and acquisitions.

•

Transfer Pricing – Advice and assistance with respect to transfer pricing matters, including preparation of reports used by the Company to comply with taxing authority documentation requirements regarding royalties and inter-company pricing and assistance with tax exemptions.

•	Customs and Duties – Compliance reviews and advice on compliance in the areas of tariffs and classification, origin, pricing, and documentation. Assistance with customs audits.

•	Expatriate Tax Services – Preparation of individual income tax returns, advice on impact of changes in local tax laws and consequences of changes in compensation programs or practices.

•	Executive Tax Services for Calendar Year 2003 Only – Preparation of individual income tax returns, and advice on impact of changes in federal, state and local tax laws.

Appendix D

Permissible Non-Audit Services

The following permissible non-audit services are subject to pre-approval by the Audit Committee.

•	Assistance with preparation of statutory financial statements

•	Assistance with filing of statistical information with governmental agencies

•	Accounting research software license

Exhibit 1

Prohibited Services

The independent auditor shall be prohibited from performing the following services:

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker or dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Board determines, by regulation, is impermissible.

Marathon Oil Corporation 5555 San Felipe Road Houston, TX 77056

Marathon Oil Corporation

C/O SHAREHOLDER SERVICES P.O. BOX 4813 HOUSTON, TX 77210-4813

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on April 27, 2010 for shares held by registered holders directly and 11:59 p.m. EDT on April 25, 2010 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on April 27, 2010 for shares held by registered holders directly and 11:59 p.m. EDT on April 25, 2010 for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Marathon Oil Corporation, c/o Broadridge Financial Solutions, Inc.,

51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on April 27, 2010, for shares held by registered holders directly and at 11:59 p.m. EDT on April 25, 2010, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M20007-PTBD KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

MARATHON OIL CORPORATION

Your Board of Directors recommends you vote “FOR” Items 1(a) through 1(l).

1. Election of directors for a one-year term expiring in 2011

NOMINEES:

1(a). Gregory H. Boyce 1(b). Clarence P. Cazalot, Jr. 1(c). David A. Daberko 1(d). William L. Davis 1(e). Shirley Ann Jackson 1(f). Philip Lader 1(g). Charles R. Lee 1(h). Michael E. J. Phelps 1(i). Dennis H. Reilley

Please indicate if you plan to attend this meeting.

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy; please note that you will continue to receive a proxy card for voting purposes only.

For Against Abstain

Yes No

1(j). Seth E. Schofield 1(k). John W. Snow 1(l). Thomas J. Usher

Your Board of Directors recommends you vote “FOR” Item 2

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditor for 2010

Your Board of Directors recommends you vote “AGAINST” Item 3

3. Stockholder Proposal to amend our By-laws to lower the threshold for stockholders to call special meetings

Your Board of Directors recommends you vote “AGAINST” Item 4

4. Stockholder Proposal to adopt a policy for ratification and approval of executive compensation policies and practices

For Against Abstain

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Marathon Oil Corporation

2010 ANNUAL MEETING OF STOCKHOLDERS

ATTENDANCE CARD

You are cordially invited to attend the Annual Meeting of Stockholders on Wednesday, April 28, 2010.

The Meeting will be held in the Conference Center Auditorium of the Marathon Oil Tower, 5555 San Felipe Road, Houston, Texas 77056 at 10:00 A.M. Central Time.

(Please detach this card from your proxy card and bring it with you as identification. A map to the meeting site is inscribed on this card for your convenience. The use of an attendance card is for our mutual convenience, however your right to attend without an attendance card, upon proper identification, is not affected.)

Sylvia J. Kerrigan Secretary

(FOR THE PERSONAL USE OF THE NAMED STOCKHOLDER(S) ON THE BACK - NOT TRANSFERABLE.)

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The 2010 Notice of Annual Meeting of Stockholders and Proxy Statement and 2009 Annual Report are available at www.proxyvote.com. (Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)

M20008-PTBD

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on April 28, 2010

For shares held by registered holders

The undersigned hereby appoints Thomas J. Usher, Clarence P. Cazalot, Jr. and Janet F. Clark, or any of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, April 28, 2010 and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2010 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan

These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the “Marathon Plan”). The undersigned, as a participant in the Marathon Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned’s account under the Marathon Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2010 Notice of Annual Meeting and Proxy Statement. In the Trustee’s discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by April 25, 2010, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE